As filed with the Securities and Exchange Commission on December 27, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Roadrunner Transportation Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4731	20-2454942
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1431 Opus Place, Suite 530

Downers Grove, Illinois 60515

(414) 615-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Curtis W. Stoelting

Chief Executive Officer

Roadrunner Transportation Systems, Inc.

1431 Opus Place, Suite 530

Downers Grove, Illinois 60515

(414) 615-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian H. Blaney Jason K. Zachary Greenberg Traurig, LLP 2375 East Camelback Road Suite 700 Phoenix, Arizona 85016 (602) 445-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common stock, par value $0.01 per share	7,801,625	$0.52	$4,056,845	$491.69

(1)

Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, dividends or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. In accordance with Rule 457(c) of the Securities Act, the price shown is the average of the high and low sales prices of the common stock on December 24, 2018 as reported on the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities nor may offers to buy these securities be accepted until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated December 27, 2018.

PROSPECTUS

UP TO 7,801,625 SHARES

Roadrunner Transportation Systems, Inc.

Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of up to an aggregate of 7,801,625 shares of common stock, par value $0.01 per share, of Roadrunner Transportation Services, Inc. (the “Company”).

The shares of common stock registered hereby may be offered and sold by the selling stockholders through one or more underwriters, broker-dealers or agents, or directly to purchasers. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

We are not selling any shares of common stock under this prospectus, and we will not receive any of the proceeds from the offer and sale of shares of our common stock by the selling stockholders.

This prospectus describes the general manner in which shares of common stock may be offered and sold by any selling stockholder. When the selling stockholders sell shares of common stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “RRTS”.

The last reported sale price of our common stock on December 24, 2018 was $0.52 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2018.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you. We have not and the selling stockholders have not authorized anyone to provide you with different information. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

For investors outside the United States: We have not and the selling stockholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

This prospectus is a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, the selling stockholders may from time to time sell the shares of common stock covered by this prospectus. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain certain specific information about the terms of a particular offering by one or more of the selling stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in this prospectus. This prospectus incorporates by reference important information. You should read this prospectus and the information incorporated by reference before deciding to invest in shares of our common stock. You may obtain this information without charge by following the instructions under “Where You Can Find More Information” appearing elsewhere in this prospectus.

In this prospectus, unless otherwise indicated or the context otherwise requires, the terms “Roadrunner,” “we,” “our,” “us” and the “Company” refer to Roadrunner Transportation Systems, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis.

ii

PROSPECTUS SUMMARY

The following summary provides an overview of certain information about us and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference. You should read this entire prospectus, including the risk factors, and the documents that we incorporate by reference carefully before making a decision about whether to invest in our common stock.

Overview

We are a leading asset-right transportation and asset-light logistics service provider offering a full suite of solutions under the Roadrunner, Active On-Demand and Ascent Global Logistics brands. The Roadrunner brand offers less-than-truckload, temperature controlled and intermodal services. Active On-Demand offers premium mission critical air and ground transportation solutions. Ascent Global Logistics offers domestic freight management and brokerage, warehousing and retail consolidation, international freight forwarding, and customs brokerage. We serve a diverse customer base in terms of end-market focus and annual freight expenditures. We are headquartered in Downers Grove, Illinois with operations primarily in the United States.

Effective January 1, 2018, we changed our segment reporting when we integrated our truckload brokerage business into our Ascent domestic freight management business. Segment information for prior periods has been revised to align with the new segment structure. Our three segments are as follows:

Truckload & Express Services, or TES. Within our TES segment we serve customers throughout North America. We provide air and ground expedite services, scheduled truckload services, intermodal services, temperature controlled truckload services, and other truckload and logistics services. We specialize in the transport of automotive and industrial parts, frozen and refrigerated foods including dairy, poultry and meat, and consumer products including foods and beverages. Our Active On-Demand ground and air expedited services business features proprietary bid technology supported by our fleets of ground and air assets. Roadrunner Intermodal Services and Roadrunner Temperature Controlled businesses provide specialized truckload services to beneficial cargo owners and freight management partners and brokers. We believe this array of technology, services, and specialization best serves our customers and provides us with more consistent shipping volumes in any given year.

Less-than-Truckload, or LTL. Our LTL segment involves the pickup, consolidation, linehaul, deconsolidation, and delivery of LTL shipments throughout the United States and parts of Canada. With a large network of LTL service centers and third-party pick-up and delivery agents, we are designed to provide customers with high reliability at an economical cost. We generally employ a point-to-point LTL model that we believe serves as a competitive advantage over the traditional hub and spoke LTL model in terms of lower incidence of damage and reduced fuel consumption.

Ascent Global Logistics, or Ascent. Within our Ascent segment, we offer a full portfolio of domestic and international transportation and logistics solutions, including access to cost-effective and time-sensitive modes of transportation within our broad network. Ascent provides domestic freight management solutions including asset-backed truckload brokerage, specialized/heavy haul, LTL shipment execution, LTL carrier rate negotiations, access to our transportation management system, or TMS, and freight audit/payment. Ascent also provides clients with international freight forwarding, customs brokerage, regulatory compliance services and project management. We also specialize in retail consolidation, with 2.5 million square feet of our own food-grade warehousing space (both dry and temperature controlled) and full truckload consolidation to retailers to improve On Time In Full, or OTIF, compliance. Ascent serves its customers through either its direct sales force or through a network of independent agents. Our customized Ascent offerings are designed to allow our customers to reduce operating costs, redirect resources to core competencies, improve supply chain efficiency, and enhance customer service.

Our Industry

Over-the-Road Freight

The over-the-road freight sector includes both private fleets and “for-hire” carriers. According to the American Trucking Associations, or ATA, the U.S. freight sector represented revenue of approximately $900.6 billion in 2017 and accounted for approximately 80% of domestic freight transportation spend. The ATA estimates that U.S. freight transportation will increase to over $1.6 trillion by 2028. Private fleets consist of tractors and trailers owned and operated by shippers that move their own goods and, according to the ATA, accounted for revenue of approximately $327.7 billion in 2016. For-hire carriers transport truckload and LTL freight belonging to others and, according to the ATA, accounted for revenue of approximately $391.5 billion in 2017.

Truckload carriers generally dedicate an entire trailer to one shipper from origin to destination and are categorized by the type of equipment they use to haul a shipper’s freight, such as temperature-controlled, dry van, tank, or flatbed trailers. According to the ATA, excluding private fleets, revenue in the U.S. Truckload market was approximately $333.3 billion in 2017.

LTL carriers specialize in consolidating shipments from multiple shippers into truckload quantities for delivery to multiple destinations. LTL carriers are traditionally divided into two categories—national and regional. National carriers typically focus on two-day or longer service across distances greater than 1,000 miles and often operate without time-definite delivery, while regional carriers typically offer time-definite delivery in less than two days. According to the ATA, the U.S. LTL market generated revenue of approximately $58.2 billion in 2017.

On-Demand Air Charter

On-demand air charter is the segment of the air cargo industry focused on the time critical movement of goods that requires the timely launch of an aircraft to move freight. These critical movements of freight are typically necessary to prevent a disruption in the supply chain due to lack of components. There are approximately 50 certified airlines providing this on demand service in North America and Mexico. The primary users of on-demand air charter services are auto manufacturers, component manufacturers, and other heavy equipment makers or just-in-time manufacturers.

Third-Party Logistics

Third-party logistics, or 3PL, providers offer transportation management solutions and distribution services, including the movement and storage of freight and the assembly of inventory. The U.S. 3PL sector revenue increased from approximately $89.4 billion in 2004 to approximately $166.8 billion in 2016 (and experienced growth each year during such period other than from 2008 to 2009), according to Armstrong & Associates, Inc., a leading supply chain market research firm. In addition, only 11.0% of logistics expenditures by U.S. businesses were outsourced in 2016, according to Armstrong & Associates. In fiscal 2017, U.S. 3PL sector revenues were approximately $184.3 billion, a 10.5% increase from approximately $166.8 billion in 2016. We believe that the market penetration of 3PL providers will expand in the future as companies increasingly redirect their resources to core competencies and outsource their transportation and logistics requirements as they realize the cost-effectiveness of 3PL providers.

Our Strategy

Our goal is to be the leading asset-right transportation and asset-light logistics service provider in North America. Our strategy includes continuing to:

Generate Free Cash Flows. Our scalable business model and low capital expenditures (as a percentage of our revenues) enhance our ability to generate strong free cash flows and returns on our invested capital and assets.

Gain New Customers. We continue to expand our customer base, and we will continue to pursue increased market share in the TES, LTL, and Ascent markets. Our expansive geographic reach and broad service offering provides us with the ability to add new customers seeking transportation and logistics solutions. We also believe the pool of potential new customers will grow as the benefits of third-party transportation management solutions continue to be embraced.

Increase Penetration with Existing Customers. With our comprehensive service offering and large global network, we have substantial cross-selling opportunities and the potential to capture a greater share of existing customers’ annual transportation and logistics expenditures.

Increase Levels of Integration. We adopted a long-term brand and go-to-market service offering plan in the fourth quarter of 2016. Over the next three years, in order to implement this plan, we expect to increase the level of integration within each of our three segments in order to improve our ability to serve customers. For example, in November of 2016, we re-branded our Roadrunner LTL business as Roadrunner Freight and in January of 2017, we re-branded our Global Solutions business as Ascent Global Logistics. In the first quarter of 2018, we announced the integration and rebranding of several operating companies, including Roadrunner Truckload Plus, into Ascent Global Logistics and in the second quarter of 2018, we restructured our temperature controlled truckload business by completing the integration of multiple operating companies into one operating unit. These are first steps in the implementation of our long-term brand and go-to-market service offering plan.

Recent Developments

Meeting of our Stockholders

On December 19, 2018, we held an annual meeting of stockholders at which the requisite number of our stockholders approved, among other proposals, the following proposals in connection with the proposed rights offering discussed below: (a) an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of the our common stock from 105,000,000 to 1,100,000,000 shares; (b) the issuance and sale of the 900,000,000 shares of our common stock upon exercise of rights to purchase shares of our common stock at a subscription price of $0.50 per share to raise $450 million pursuant to the rights offering; (c) the issuance and sale of the unsubscribed shares of our common stock to funds affiliated with Elliott Management Corporation, which collectively we refer to as Elliott, pursuant to the backstop commitment in accordance with the Standby Purchase Agreement; (d) an amendment to our Amended and Restated Certificate of Incorporation to permit our stockholders to take action by written consent; (e) an amendment to our Amended and Restated Certificate of Incorporation to permit our stockholders that hold a majority of our outstanding common stock to request that we call a special meeting of stockholders; (f) an amendment to our Amended and Restated Certificate of Incorporation to permit our stockholders holding a majority of our outstanding common stock to remove directors with or without cause; (g) an amendment to our Amended and Restated Certificate of Incorporation to permit our stockholders holding a majority of our outstanding common stock to amend or repeal our Amended and Restated Certificate of Incorporation or any provision thereof; (h) an amendment to our Amended and Restated Certificate of Incorporation to permit our stockholders holding a majority of our outstanding common stock to amend or repeal our Second Amended and Restated Bylaws or any provision thereof; (i) an amendment to our Amended and Restated Certificate of Incorporation to designate the courts in the state of Delaware as the exclusive forum for all legal actions unless otherwise consented to by us; (j) an amendment to our Amended and Restated Certificate of Incorporation to opt-out of Section 203 of the Delaware General Corporation Law; and (k) an amendment to our Amended and Restated Certificate of Incorporation to renounce any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any business opportunity that is presented to Elliott or its directors, officers, shareholders, or employees (we collectively refer to (a) through (k) above as the Rights Offering Proposals and we collectively refer to (d) through (k) above as the Corporate Governance Proposals).

Proposed Rights Offering

On December 10, 2018, we filed with the SEC Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-227428) (the “Rights Offering Registration Statement”) relating to a proposed rights offering by the Company (the “Rights Offering”) to raise $450.0 million, pursuant to which we intend to distribute, at no charge, transferable subscription rights to the holders of our common stock as of the record date set forth in the Rights Offering Registration Statement. The subscription rights will be exercisable for up to a total of 900,000,000 new shares of our common stock, subject to such terms and conditions as further described in the Rights Offering Registration Statement. The subscription rights may be exercised until the expiration date set forth in the Rights Offering Registration Statement.

On November 8, 2018, we entered into a Standby Purchase Agreement with Elliott, pursuant to which Elliott agreed to backstop the proposed Rights Offering.

The proposed Rights Offering is subject to various terms and conditions and there can be no assurance that the Rights Offering will result in a transaction, or on what terms any transaction may occur. The Rights Offering will be made, if at all, only pursuant to the Rights Offering Registration Statement.

The foregoing descriptions of the Rights Offering, Standby Purchase Agreement, and related transactions do not purport to be complete and are qualified in their entirety by the terms and conditions of such governing documents. For more detailed information about the Rights Offering, please see the Rights Offering Registration Statement filed with the SEC on December 10, 2018, as it may be updated or amended, which is not incorporated herein by reference except as specifically stated elsewhere in this registration statement. For more detailed information about the Standby Purchase Agreement, please see our Current Report on Form 8-K filed with the SEC on November 8, 2018, which is incorporated herein by reference.

Risk Factors

Investing in our common stock involves a high degree of risk. You should consider carefully the information found in “Risk Factors” beginning on page 6.

Corporate Information

We maintain our principal executive offices at 1431 Opus Place, Suite 530, Downers Grove, Illinois 60515, and our telephone number is (414) 615-1500. Our website address is www.rrts.com. The information contained on our website or that can be accessed through our website is not part of, and is not incorporated by reference into, this prospectus, and you should not consider it part of this prospectus.

THE OFFERING

Common stock that may be sold by the selling stockholders to the public	7,801,625 shares

Common stock to be outstanding immediately before and after the offering	38,515,600 shares

Use of Proceeds	We will not receive any cash proceeds from the sale of shares of common stock by the selling stockholders in this offering.

Risk Factors	An investment in our common stock involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

NYSE Symbol	“RRTS”

The number of shares of common stock to be outstanding immediately before and after this offering is based on 38,515,600 shares of our common stock outstanding as of November 6, 2018, and excludes the following:

•	1,107,449 shares of our common stock issuable upon the exercise of stock options outstanding as of November 6, 2018 at a weighted average exercise price of $8.85 per share;

•	722,645 shares of our common stock subject to outstanding restricted stock units as of November 6, 2018; and

•	243,530 shares of our common stock reserved for future issuance under our 2010 Incentive Compensation Plan as of November 6, 2018.

RISK FACTORS

You should carefully consider the risk factors set forth below, the other information contained in this prospectus, including our consolidated financial statements and related notes, and any other risks described in our filings with the SEC or incorporated by reference herein, before making an investment decision. Any of the following risks could materially and adversely affect our business, financial condition, or results of operations. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition, or results of operations.

We have identified material weaknesses in our internal control over financial reporting which could, if not remediated, adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner, investor confidence in our Company, and the value of our common stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act and based upon the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, the COSO framework. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of our financial reporting and preparation of our financial statements for external purposes in accordance with generally accepted accounting principles, or GAAP. Management is also responsible for reporting on the effectiveness of internal control over financial reporting.

We have not maintained an effective control environment based on the criteria established in the COSO framework. We have identified deficiencies in the principles associated with the control environment of the COSO framework. Specifically, these control deficiencies constitute material weaknesses, either individually or in the aggregate, relating to: (i) our commitment to integrity and ethical values, (ii) the ability of our board of directors to effectively exercise oversight of the development and performance of internal control, as a result of failure to communicate relevant information within our organization and, in some cases, withholding information, (iii) appropriate organizational structure, reporting lines, and authority and responsibilities in pursuit of objectives, (iv) our commitment to attract, develop, and retain competent individuals, and (v) holding individuals accountable for their internal control related responsibilities. These material weaknesses resulted in material accounting errors.

We have not maintained an effective control environment to enable the identification and mitigation of risks of material accounting errors, based on the contributing factors to material weakness in the control environment, including:

•

The tone from former executive management was insufficient to create the proper environment for effective internal control over financial reporting and to ensure that (i) there were adequate processes for oversight, (ii) there was accountability for the performance of internal control over financial reporting responsibilities, (iii) identified issues and concerns were raised to appropriate levels within our organization, (iv) corrective activities were appropriately applied, prioritized, and implemented in a timely manner, and (v) relevant information was communicated within our organization and not withheld from our independent directors, our Audit Committee, and our independent auditors.

•

In certain operating companies and at our corporate headquarters there were inconsistent accounting systems, policies, and procedures. Additionally, in certain locations we did not attract, develop, and retain competent management, accounting, financial reporting, internal audit, and information systems personnel or resources to ensure that internal control responsibilities were performed and that information systems were aligned with internal control objectives.

•

Our oversight processes and procedures that guide individuals in applying internal control over financial reporting were not adequate in preventing or detecting material accounting errors, or omissions due to inadequate information and, in certain instances, management override of internal controls, including recording improper accounting entries, recording accounting entries that were inconsistent with information known by management at the time, not communicating relevant information within our organization and, in some cases, withholding information from our independent directors, our Audit Committee, and our independent auditors.

Additionally, we have identified control deficiencies that constituted material weaknesses in all of the principles associated with the risk assessment, control activities, information and communication and monitoring activities components of the COSO framework. See Item 9A. “Controls and Procedures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated herein by reference, for more information.

As a result of such material weaknesses, our management concluded that our disclosure controls and procedures and internal control over financial reporting were not effective as of December 31, 2017.

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. We are actively engaged in developing and implementing a remediation plan designed to address these material weaknesses, but our remediation efforts are not complete and are ongoing. Although we are working to remedy the ineffectiveness of our internal control over financial reporting, there can be no assurance as to when the remediation plan will be fully developed or implemented, the effectiveness of the remediation plan when fully implemented, or the aggregate cost of implementation. Until our remediation plan is fully implemented, our management will continue to devote significant time and attention to these efforts. If we do not complete our remediation in a timely fashion, or at all, or if our remediation plan is inadequate, there will continue to be an increased risk that we will be unable to timely file future periodic reports with the SEC and that our future consolidated financial statements could contain errors that will be undetected. If we are unable to report our results in a timely and accurate manner, we may not be able to comply with the applicable covenants in our financing arrangements, and may be required to seek additional amendments or waivers under these financing arrangements, which could adversely impact our liquidity and financial condition. Further and continued determinations that there are material weaknesses in the effectiveness of our internal control over financial reporting could reduce our ability to obtain financing or could increase the cost of any financing we obtain and require additional expenditures of both money and our management’s time to comply with applicable requirements.

Any failure to implement or maintain required new or improved controls, or any difficulties we encounter in their implementation, could result in additional material weaknesses or material misstatements in our consolidated financial statements. Any new misstatement could result in a further restatement of our consolidated financial statements, cause us to fail to meet our reporting obligations, reduce our ability to obtain financing, increase the cost of any financing we obtain, or cause investors to lose confidence in our reported financial information, leading to a decline in our stock price. We cannot assure you that we will not discover additional weaknesses in our internal control over financial reporting.

Further, we may be the subject of negative publicity focusing on the restatement of our previously issued financial results and related matters, and may be adversely impacted by negative reactions from our stockholders, creditors, or others with which we do business. This negative publicity may impact our ability to attract and retain customers, employees, drivers, and vendors. The occurrence of any of the foregoing could harm our business and reputation and cause the price of our securities to decline.

The restatement of our previously issued financial results has resulted in private litigation, derivative lawsuits, and government agency investigations and actions, and could result in additional litigation, government agency investigations, and enforcement actions.

Following our press release on January 30, 2017, three putative class actions were filed in the United States District Court for the Eastern District of Wisconsin against us and our former officers, Mark A. DiBlasi and Peter R. Armbruster. On May 19, 2017, the Court consolidated the actions under the caption In re Roadrunner Transportation Systems, Inc. Securities Litigation (Case No. 17-cv-00144), and appointed Public Employees’ Retirement System as lead plaintiff. On March 12, 2018, the lead plaintiff filed a Consolidated Amended Complaint, or CAC, on behalf of a class of persons who purchased our common stock between March 14, 2013 and January 30, 2017, inclusive. The CAC alleges (i) we and Messrs. DiBlasi and Armbruster violated Section 10(b) of the Exchange Act and Rule 10b-5, and (ii) Messrs. DiBlasi and Armbruster, our former Chairman Scott Rued, HCI Equity Partners, L.L.C., and HCI Equity Management, L.P. violated Section 20(a) of the Exchange Act, by making or causing to be made materially false or misleading statements, or failing to disclose material facts, regarding (a) the accuracy of our financial statements; (b) our true earnings and expenses; (c) the effectiveness of our disclosure controls and controls over financial reporting; (d) the true nature and depth of financial risk associated with our tractor lease guaranty program; (e) our leverage ratios and compliance with our credit facilities; and (f) the value of the goodwill we carried on our balance sheet. The CAC seeks certification as a class action, compensatory damages, and attorney’s fees and costs. On July 23, 2018, we and the individual defendants filed motions to dismiss to which the lead plaintiff responded on September 21, 2018. The defendants’ time to file their reply has been extended pending the parties’ mediation, which is ongoing.

On May 25, 2017, Richard Flanagan filed a complaint alleging derivative claims on our behalf in the Circuit Court of Milwaukee County, State of Wisconsin (Case No. 17-cv-004401) against Scott Rued, Mark DiBlasi, Christopher Doerr, John Kennedy, III, Brian Murray, James Staley, Curtis Stoelting, William Urkiel, Judith Vijums, Michael Ward, Chad Utrup, Ivor Evans, Peter Armbruster, and Brian van Helden. Count I of the Complaint alleges the Director Defendants breached their fiduciary duties by “knowingly failing to ensure that we implemented and maintained adequate internal controls over its accounting and financial reporting functions,” and seeks unspecified damages. Count II of the Complaint alleges the Officer Defendants DiBlasi, Armbruster, and van Helden received substantial performance-based compensation and bonuses for fiscal year 2014 that should be disgorged. The action has been stayed by agreement pending a decision on an anticipated motion to dismiss the Amended Complaint filed in the securities class action described above. While the case was stayed, the plaintiff obtained permission to file an Amended Complaint adding claims against two former Company employees: Bret Naggs and Mark Wogsland. The parties are currently engaged in mediation.

On June 28, 2017, Jesse Kent filed a complaint alleging derivative claims on our behalf and class action claims in the United States District Court for the Eastern District of Wisconsin. On December 22, 2017, Chester County Employees Retirement Fund filed a Complaint alleging derivative claims on our behalf in the United States District Court for the Eastern District of Wisconsin. On March 21, 2018, the Court entered an order consolidating the Kent and Chester County actions under the caption In re Roadrunner Transportation Systems, Inc. Stockholder Derivative Litigation (Case No. 17-cv-00893). On March 28, 2018, Plaintiffs filed their Verified Consolidated Shareholder Derivative Complaint alleging claims on our behalf against Peter Armbruster, Mark DiBlasi, Scott Dobak, Christopher Doerr, Ivor Evans, Brian van Helden, John Kennedy III, Ralph Kittle, Brian Murray, Scott Rued, James Staley, Curtis Stoelting, William Urkiel, Chad Utrup, Judith Vijums, and Michael Ward. Count I alleges that several of the defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 based upon alleged misrepresentations and omissions in several of our proxy statements. Count II alleges that all the defendants breached their fiduciary duty. Count III alleges that all the defendants wasted corporate assets. Count IV alleges that certain of the defendants were unjustly enriched. The Complaint seeks monetary damages, improvements to our corporate governance and internal procedures, an accounting from defendants of the damages allegedly caused by them and the improper amounts the defendants allegedly obtained, and punitive damages. The parties are currently engaged in mediation.

Given the status of the matters above, we concluded in the third quarter of 2018 that a liability is probable and recorded the estimate loss of $22 million and a corresponding insurance reimbursement receivable of $20 million as of September 30, 2018.

In addition, subsequent to our announcement that certain previously filed financial statements should not be relied upon, we were contacted by the SEC, the Financial Industry Regulatory Authority, Inc., or FINRA, and the Department of Justice, or the DOJ. The DOJ and Division of Enforcement of the SEC have commenced investigations into the events giving rise to the restatement. We have received formal requests for documents and other information. In addition, in June 2018 two of our former employees were indicted on charges of conspiracy, securities fraud, and wire fraud as part of the ongoing DOJ and SEC investigation. We are cooperating fully with the joint DOJ and SEC investigation. Given the status of this matter, we are unable to reasonably estimate the potential costs or range of costs at this time.

We cannot predict the outcome of these matters, or whether any other actions or proceedings will be filed against us in the future, and the cost of defending such actions or proceedings could be material. Furthermore, defending such actions or proceedings could divert our management and key personnel from our business operations. If we are found liable in any actions or proceedings, we may have to pay substantial damages or change the way we conduct our business, either of which may have a material adverse effect on our business, operating results, financial condition, and prospects. There may also be negative publicity associated with litigation or regulatory proceedings that could harm our business and reputation and cause the price of our securities to decline.

The restatement of our previously issued financial statements was time-consuming and expensive and could expose us to additional risks that could adversely affect our financial position, results of operations, and cash flows.

As described in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2015, Amendment No. 1 to our Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, and Note 15 “Restatement of Previously Issued Financial Statements” to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016, we restated our previously issued consolidated financial statements for the years ended December 31, 2015, 2014, and 2013, and each of the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, as well as the quarters in the years ended December 31, 2015 and 2014. The restatement was time-consuming and expensive and could expose us to a number of additional risks that could adversely affect our financial position, results of operations, and cash flows.

In particular, we have incurred significant expense, including audit, legal, consulting, and other professional fees, as well as fees related to amendments to our prior senior credit facility, the Investment Agreement, dated May 1, 2017, with funds affiliated with Elliott Management Corporation, referred to as the 2017 Investment Agreement, and our ABL Facility, in connection with the restatement of our previously issued consolidated financial statements and the ongoing remediation of material weaknesses in our internal control over financial reporting. We have taken a number of steps, including both adding internal personnel and hiring outside consultants, and intend to continue to take appropriate and reasonable steps to strengthen our accounting function and reduce the risk of additional misstatements in our financial statements. For more details about our remediation plan, see Item 9A. “Controls and Procedures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated herein by reference. To the extent these steps are not successful, we may have to incur additional time and expense. Our management’s attention has also been, and may further be, diverted from the operation of our business in connection with the restatement and ongoing remediation of material weaknesses in our internal controls.

We are also subject to claims, investigations, and proceedings arising out of the errors in our previously issued financial statements, including securities class action litigation, derivative lawsuits, and government agency investigations.

One or more significant claims or the cost of maintaining our insurance could have an adverse effect on our results of operations.

We employ approximately 1,400 drivers and use the services of thousands of independent contractors, or ICs, and transportation companies and their drivers in connection with our transportation operations. We also provide air freight services with our fleet of 11 cargo jets. From time to time, these drivers or pilots are, or may be, involved in accidents which may cause injuries and in which goods carried by them are lost or damaged. Such accidents usually result in equipment damage and, unfortunately, can also result in injuries or death. Although most of these drivers are ICs or work for third-party carriers, from time to time claims may be asserted against us for their actions or for our actions in retaining them. Claims against us may exceed the amount of our insurance coverage, or may not be covered by insurance at all. Our involvement in the transportation of certain goods, including, but not limited to, hazardous materials, could also increase our exposure in the event of an accident resulting in injuries or contamination. The resulting types and/or amounts of damages may under any of these circumstances be excluded by or exceed the amount of our insurance coverage or the insurance coverage maintained by the contracted carrier. A material increase in the frequency or severity of accidents, claims for lost or damaged goods, liability claims, workers’ compensation claims, or unfavorable resolutions of any such claims could adversely affect our results of operations to the extent claims are not covered by our insurance or such losses exceed our reserves. Significant increases in insurance costs or the inability to purchase insurance as a result of these claims could also reduce our profitability and have an adverse effect on our results of operations. The timing of the incurrence of these costs could also significantly and adversely impact our operating results compared to prior periods.

Increased insurance premium costs could have an adverse effect on our results of operations.

Insurance carriers may increase premiums for transportation companies generally. We could also experience additional increases in our insurance premiums in the future if our claims experience worsens. If our insurance or claims expense increases and we are unable to offset the increase with higher freight rates, our results of operations could be adversely affected. Furthermore, we may not be able to maintain or obtain sufficient or desired levels of insurance at reasonable rates. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have an adverse effect on our results of operations and financial position.

The cost of compliance with, liability for violations of, or modifications to existing or future governmental laws and regulations could adversely affect our business and results of operations.

Our operations are regulated and licensed by various federal and state agencies in the United States and similar governmental agencies in foreign countries in which we operate. These regulatory agencies have authority and oversight of domestic and international transportation services and related activities, licensure, motor carrier operations, safety and security, and other matters. We must comply with various insurance and surety bond requirements to act in the capacities for which we are licensed. Our subsidiaries and ICs must also comply with applicable regulations and requirements of such agencies.

Through our subsidiaries, we hold various licenses required to carry out our domestic and international services. These licenses permit us to provide services as a motor carrier, property broker, air carrier, indirect air carrier, ocean transportation intermediary, non-vessel operating common carrier, freight forwarder, and ocean freight forwarder. We also are subject to regulations and requirements promulgated by, among others, the DOT (or Department of Transportation), FMCA (or Federal Motor Carrier Safety Administration), DHS (or U.S. Department of Homeland Security), CBP (or Bureau of Customs and Border Protection), TSA (or Transportation Security Administration), U.S. Federal Maritime Commission, IATA (or International Air Transport Association), U.S. Food and Drug Administration, U.S. Department of Agriculture, U.S. Fish and Wildlife Service, Bureau of Alcohol, Tobacco Products and Firearms, FAA (or the Federal Aviation Administration) and various other international, domestic, state, and local agencies and port authorities. Our failure to maintain our required licenses, or to comply with applicable regulations, could materially and adversely affect our business, results of operations, or financial condition. See the section entitled “Description of Business—Regulation” for more information.

In addition, DHS regulations applicable to our customers who import goods into the United States and our contracted ocean carriers may impact our ability to provide and/or receive services with and from these parties. Enforcement measures related to violations of these regulations can slow and/or prevent the delivery of shipments, which may negatively impact our operations.

We incur significant costs to operate our business and monitor our compliance with applicable laws and regulations. The regulatory requirements governing our operations are subject to change based on new legislation and regulatory initiatives, which could affect the economics of the transportation industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, transportation services. We cannot predict what impact future regulations may have on our business. Compliance with existing, new, or more stringent measures could disrupt or impede the timing of our deliveries and our ability to satisfy the needs of our customers. We have adopted various policies and procedures intended to ensure our compliance with regulatory requirements. We cannot provide assurance that these policies and procedures will be adequate or effective. Additionally, we are also subject to the risk that our employees may inadvertently or deliberately circumvent established controls. The financial and reputational impact of control failures could be significant. In addition, we may experience an increase in operating costs, such as security costs, as a result of governmental regulations that have been and will be adopted in response to terrorist activities and potential terrorist activities. The cost of compliance with existing or future measures could adversely affect our results of operations. Further, we could become subject to liabilities as a result of a failure to comply with applicable regulations.

On December 22, 2017, the Tax Cuts and Jobs Act, referred to as the Tax Reform Act, was signed into United States law, and most changes became effective as of January 1, 2018. Although we expect that, as a result of the reduction in the corporate income tax rates from 35% to 21% and other changes to law, the Tax Reform Act will be financially and cash flow beneficial to us, we are continuing to review the provisions of the Tax Reform Act and have not yet fully determined the effect they will have on us.

Jeffrey Cox and David Chidester filed a Complaint against certain of our subsidiaries in state court in California in a post-acquisition dispute. The Complaint alleges contract, statutory and tort based claims arising out of the Stock Purchase Agreement, dated November 2, 2012, between the defendants, as buyers, and the plaintiffs, as sellers, for the purchase of the shares of Central Cal Transportation, Inc. and Double C Transportation, Inc., or the Central Cal Agreement. The plaintiffs claim that a contingent purchase obligation payment is due and owing pursuant to the Central Cal Agreement, and that defendants have furnished fraudulent calculations to the plaintiffs to avoid payment. The plaintiffs also claim violations of California’s Labor Code related to the plaintiffs’ respective employment with Central Cal Transportation, LLC. On October 27, 2017, the state court granted our motion to compel arbitration of all non-employment claims alleged in the Complaint. The plaintiffs are now required to comply with the dispute resolution process outlined in the Central Cal Agreement, and submit the dispute to a Settlement Accountant. In February 2018, Plaintiff David Chidester agreed to dismiss his employment-related claims from the Los Angeles Superior Court matter, while Plaintiff Jeffrey Cox transferred his employment claims from Los Angeles Superior Court to the related employment case pending in the Eastern District of California. The parties are proceeding with discovery.

In addition to the legal proceeding described above, we are a defendant in various purported class-action lawsuits alleging violations of various California labor laws and one purported class-action lawsuit alleging violations of the Illinois Wage Payment and Collection Act. Additionally, the California Division of Labor Standards and Enforcement has brought administrative actions against us alleging that we violated various California labor laws. In 2017 and 2018, we reached settlement agreements on a number of these labor related lawsuits and administrative actions. As of December 31, 2017, and December 31, 2016, we recorded a reserve for settlements, litigation, and defense costs related to these labor matters and post-acquisition disputes of approximately $13.2 million and $10.4 million, respectively, which are recorded in accrued expenses and other current liabilities.

Our operations are subject to various environmental laws and regulations, the violation of which could result in substantial fines or penalties.

From time to time, we arrange for the movement of hazardous materials at the request of our customers. As a result, we are subject to various environmental laws and regulations relating to the handling, transport, and disposal of hazardous materials. If our customers or carriers are involved in an accident involving hazardous materials, or if we are found to be in violation of applicable laws or regulations, we could be subject to substantial fines or penalties, remediation costs, or civil and criminal liability, any of which could have an adverse effect on our business and results of operations. In addition, current and future laws and regulations relating to carbon emissions and the effects of global warming can be expected to have a significant impact on the transportation sector generally and the operations and profitability of some of our carriers in particular, which could adversely affect our business and results of operations.

A decrease in levels of capacity in the over-the-road freight sector could have an adverse impact on our business.

The current operating environment in the over-the-road freight sector resulting from fluctuating fuel costs, industry-specific regulations (such as the Compliance, Safety, and Accountability Program, or CSA, and hours-of-service rules and the changes implemented under Moving Ahead for Progress in the 21st Century, or MAP-21), a shortage of qualified drivers, and other economic factors are causing a tightening of capacity in the sector generally, and in our carrier network specifically, which could have an adverse impact on our ability to execute our business strategy and on our business.

We have not successfully managed, and may not in the future manage, our growth or operations.

We have grown substantially, including by expanding our internal resources, making acquisitions, and entering into new markets. We have experienced, and may in the future experience, difficulties and higher-than-expected expenses in executing this strategy as a result of unfamiliarity with new markets, change in revenue and business models, and entering into new geographic areas. For example, as described in Part II, Item 9A. “Controls and Procedures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated herein by reference, based on the Audit Committee Investigation, current management determined that there were deficiencies in the design and/or execution of internal controls that constituted material weaknesses, with one of the contributing factors being the increased size and complexity of our Company arising from the acquisition of 25 non-public companies between February 2011 and September 2015.

In 2018, we devised strategies to improve our operational performance, integrate and expand certain of our segments, invest in the long-term recovery of our business and position our business for long-term growth and shareholder value creation. We have, and may in the future, experience delay in the implementation and realization of these strategies. The success of our strategies depend on many factors, some of which are out of our control. There is no assurance that we will be able to successfully implement these strategies or that these strategies will be successful.

Our growth has placed, and will in the future place, a significant strain on our management and our operational and financial resources. We need to continually improve existing procedures and controls as well as implement new transaction processing, operational and financial systems, and procedures and controls to expand, train, and manage our employee base. Our working capital needs have increased substantially as our operations have grown.

Failure to manage growth effectively, or obtain necessary working capital, has in the past had, and could in the future have, a material adverse effect on our business, results of operations, financial position, and cash flows.

Our outstanding debt and preferred stock could adversely affect our business and limit our ability to expand our business or respond to changes, and we may be unable to generate sufficient cash flow to satisfy our debt service and preferred stock obligations.

As of December 31, 2017, we had debt of $202.9 million and preferred stock of $263.3 million, which is classified as a liability on the consolidated financial statements. See Note 5 “Debt” and Note 6 “Preferred Stock” to the audited consolidated financial statements incorporated herein by reference. On March 1, 2018, we entered into the Series E-1 Investment Agreement with Elliott, pursuant to which we agreed to issue and sell to Elliott from time to time until July 30, 2018, an aggregate of up to 54,750 shares of Series E-1 Preferred Stock at a purchase price of $1,000 per share for the first 17,500 shares of Series E-1 Preferred Stock, $960 per share for the next 18,228 shares of Series E-1 Preferred Stock, and $920 per share for the final 19,022 shares of Series E-1 Preferred Stock, referred to as the 2018 Investment Agreement. On March 1, 2018, the parties held an initial closing pursuant to which we issued and sold to Elliott 17,500 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17.5 million. On April 24, 2018, the parties held a closing pursuant to the 2018 Investment Agreement, pursuant to which we issued and sold to Elliott 18,228 shares of Series E-1 Preferred Stock for an aggregate purchase price of approximately $17.5 million. See Note 16 “Subsequent Events” to the consolidated financial statements incorporated herein by reference for further information. As part of the proposed rights offering, we intend to redeem all of our outstanding preferred stock to improve our capital structure.

We may incur additional indebtedness in the future, including any additional borrowings available under the ABL Facility, and we may issue additional shares of preferred stock, including additional shares of Series E-1 Preferred Stock under the 2018 Investment Agreement. Any substantial debt or outstanding preferred stock and the fact that a substantial portion of our cash flow from operating activities could be needed to make payments on our debt or outstanding preferred stock could have adverse consequences, including the following:

•	reducing the availability of our cash flow for our operations, capital expenditures, future business opportunities, and other purposes;

•

limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate, which would place us at a competitive disadvantage compared to our competitors that may have less debt or outstanding preferred stock;

•	limiting our ability to borrow additional funds; and

•	increasing our vulnerability to general adverse economic and industry conditions.

Our ability to borrow any funds needed to operate and expand our business will depend in part on our ability to generate cash. Our ability to generate cash is subject to the performance of our business as well as general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control. If our business does not generate sufficient cash flow from operating activities or if future borrowings are not available to us under our ABL Facility or otherwise in amounts sufficient to enable us to fund our liquidity needs, our operating results, financial condition, and ability to maintain or expand our business may be adversely affected. Moreover, our inability to make scheduled payments on our debt or preferred stock obligations in the future would require us to refinance all or a portion of our debt and/or preferred stock on or before maturity, sell assets, delay capital expenditures, or seek additional equity.

We have had, and may have in the future, difficulties integrating acquired companies.

For acquisitions, success is also dependent upon efficiently integrating the acquired business into our existing operations. We are required to integrate these businesses into our internal control environment, which may present challenges that are different than those presented by organic growth and that may be difficult to manage. For example, as described in Part II, Item 9A. “Controls and Procedures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated herein by reference, based on the Audit Committee Investigation, current management determined that there were deficiencies in the design and/or execution of internal controls that constituted material weaknesses, with one of the contributing factors being the increased size and complexity of our Company arising from the acquisition of 25 non-public companies between February 2011 and September 2015. The possible difficulties of integration include, among others: retention of customers and key employees; unanticipated issues in the assimilation and consolidation of information, communications, technology, and other systems; inefficiencies and difficulties that arise because of unfamiliarity with potentially new geographic areas and new assets and the businesses associated with them; consolidation of corporate and administrative infrastructures; the diversion of management’s attention from ongoing business concerns; the effect on internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002; and unanticipated issues, expenses, and liabilities. The diversion of management’s attention from our current operations to the acquired operations and any difficulties encountered in combining operations has prevented us, and could in the future prevent us, from realizing the full benefits anticipated to result from the acquisitions and has adversely impacted, and could in the future adversely impact, our results of operations and financial condition.

Also, following an acquisition, we may discover previously unknown liabilities associated with the acquired business for which we have no recourse under applicable indemnification provisions. In addition, the former owners of the businesses we acquire may seek additional consideration under contingent purchase obligations resulting in increased purchase prices. See “—The cost of compliance with, liability for violations of, or modifications to existing or future governmental laws and regulations could adversely affect our business and results of operations.” If we are unable to successfully integrate and grow these acquisitions and to realize contemplated revenue synergies and cost savings, our business, prospects, results of operations, financial position, and cash flows could be materially and adversely affected.

Any acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value, and adversely affect our results of operations.

We may seek to increase our revenue and expand our offerings in the market regions that we serve through the acquisition of complementary businesses. We cannot guarantee that we will be able to identify suitable acquisitions or investment candidates. Even if we identify suitable candidates, we cannot guarantee that we will make acquisitions or investments on commercially acceptable terms, if at all. In addition, we may incur debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of any equity securities could be dilutive to our stockholders.

Strategic acquisitions involve numerous risks, including the following:

•	failure of the acquired company to achieve anticipated revenues, earnings, or cash flows;

•	assumption of liabilities that were not disclosed to us or that exceed our estimates;

•	problems integrating the purchased operations with our own, which could result in substantial costs and delays or other operational, technical, or financial problems;

•	potential compliance issues with regard to acquired companies that did not have adequate internal controls;

•	diversion of management’s attention or other resources from our existing business;

•	risks associated with entering markets in which we have limited prior experience; and

•	potential loss of key employees and customers of the acquired company.

Our ABL Facility contains financial and other restrictive covenants with which we may be unable to comply. A default under these financing arrangements could cause a material adverse effect on our liquidity, financial condition, and results of operations.

The loans outstanding under our ABL Facility are secured by a first priority lien on certain real property owned by our domestic subsidiaries and substantially all of our and our domestic subsidiaries’ tangible and intangible personal property, including a pledge of the capital stock of certain of our direct and indirect subsidiaries. Our ABL Facility contains conditions, representations and warranties, events of default, and indemnification provisions that are customary for financings of this type, including, but not limited to, a minimum fixed charge coverage ratio, and limitations on incurrence of debt, investments, liens on assets, transactions with affiliates, mergers, consolidations, and purchases and sales of assets.

If we incur defaults under the terms of this facility and fail to obtain appropriate amendments to or waivers under the applicable financing arrangement, our borrowings against the facility could be immediately declared due and payable. If we fail to pay the amount due, the lenders could proceed against the collateral by which our loans are secured, our borrowing capacity may be limited, or the facility could be terminated. If acceleration of outstanding borrowings occurs or if the facilities are terminated, we may have difficulty borrowing additional funds sufficient to refinance the accelerated debt or entering into new credit or debt arrangements, and, if available, the terms of the financing may not be acceptable. A default under our ABL Facility could have a material adverse effect on our liquidity and financial condition.

Fluctuations in the price or availability of fuel and limitations on our ability to collect fuel surcharges may adversely affect our results of operations.

We are subject to risks associated with fuel charges from our ICs, purchased power providers, and aircraft in our TES and LTL businesses. The availability and price of fuel are subject to political, economic, and market factors that are outside of our control. Fuel prices have fluctuated dramatically over recent years. Over time we have been able to mitigate the impact of the fluctuations through our fuel surcharges which are closely linked to the market price for fuel. There can be no assurance that our fuel surcharge revenue programs will be effective in the future. Market pressures may limit our ability to assess our fuel surcharges. At the request of our customers, we have at times temporarily capped the fuel surcharges at a fixed percentage pursuant to contractual arrangements that vary by customer. Currently, a minimal number of our customers have contractual arrangements with varying levels of capped fuel surcharges. If fuel surcharge revenue programs, base freight rate increases, or other cost-recovery mechanisms do not offset our exposure to rising fuel costs, our results of operations could be adversely affected.

A significant or prolonged economic downturn in the transportation industry, or a substantial downturn in our customers’ business, could adversely affect our revenue and results of operations.

The transportation industry has historically experienced cyclical fluctuations in financial results due to, among other things, economic recession, downturns in business cycles, increasing costs and taxes, fluctuations in energy prices, price increases by carriers, changes in regulatory standards, license and registration fees, interest rate fluctuations, and other economic factors beyond our control. All of these factors could increase the operating costs of a vehicle and impact capacity levels in the transportation industry. Our ICs or purchased power providers may charge higher prices to cover higher operating expenses, and our operating income may decrease if we are unable to pass through to our customers the full amount of higher purchased transportation costs. Additionally, economic conditions may adversely affect our customers, their need for our services, or their ability to pay for our services.

We operate in a highly competitive industry and, if we are unable to adequately address factors that may adversely affect our revenue and costs, our business could suffer.

Competition in the transportation services industry is intense. We face significant competition in local, regional, national, and international markets. Increased competition may lead to revenue reductions, reduced profit margins, or a loss of market share, any one of which could harm our business. There are many factors that could impair our ability to maintain our current profitability, including the following:

•	competition with other transportation services companies, some of which have a broader coverage network, a wider range of services, and greater capital resources than we do;

•

reduction by our competitors of their freight rates to gain business, especially during times of declining growth rates in the economy, which reductions may limit our ability to maintain or increase freight rates, maintain our operating margins, or maintain significant growth in our business;

•	solicitation by shippers of bids from multiple carriers for their shipping needs and the resulting depression of freight rates or loss of business to competitors;

•	development of a technology system similar to ours by a competitor with sufficient financial resources and comparable experience in the transportation services industry; and

•	establishment by our competitors of cooperative relationships to increase their ability to address shipper needs.

We have experienced significant recent turnover in our executive leadership team. If we fail to effectively integrate and retain these new executives, we may not be able to accomplish our growth strategy and our financial performance may suffer.

Since the beginning of 2017, we have experienced significant turnover in our senior management ranks, including the appointment of our new Chief Executive Officer and President and Chief Operating Officer and the hiring of our new Chief Financial Officer. In April 2017, Curtis W. Stoelting was appointed our Chief Executive Officer and Michael L. Gettle was appointed our President and Chief Operating Officer. In May 2017, Terence R. Rogers was appointed our Chief Financial Officer. We also hired a new Corporate Controller, Vice President of Finance and Treasurer, and Director of Internal Audit. In addition, during 2018, our Chief Information Officer resigned and we hired a new Chief Information Officer. This lack of management continuity could adversely affect our ability to successfully execute our growth strategy, as well as result in operational and administrative inefficiencies and added costs, and may make recruiting for future management positions more difficult.

In addition, we must successfully integrate any new management personnel into our organization in order to achieve our operating objectives, and changes in other key management positions may affect our financial performance and results of operations while new management becomes familiar with our business. Accordingly, our future financial performance will depend to a significant extent on our ability to motivate and retain key management personnel. Competition for senior management is intense, and we may not be able to retain our management team or attract additional qualified personnel. The loss of a member of senior management would require our remaining executive officers to divert immediate and substantial attention to fulfilling the duties of the departing executive and to seeking a replacement. The inability to adequately fill vacancies in our senior executive positions on a timely basis could negatively affect our ability to implement our business strategy, which could adversely impact our results of operations.

Our business will be adversely impacted if we fail to develop, implement, maintain, upgrade, enhance, protect, and integrate our information technology systems.

We rely heavily on our information technology systems to efficiently run our business, and they are a key component of our customer-facing and internal growth strategy. In general, we expect our customers to continue to demand more sophisticated, fully integrated information systems from their transportation and logistics providers. To keep pace with changing technologies and customer demands, we must correctly interpret and address market trends and enhance the features and functionality of our technology systems in response to these trends. This process of continuous enhancement may lead to significant ongoing technology development costs which will continue to increase if we pursue new acquisitions of companies and their current systems. In addition, we may fail to accurately determine the needs of our customers or trends in the transportation services and logistics industries or we may fail to design and implement the appropriate responsive features and functionality for our technology systems in a timely and cost-effective manner. Any such failures could result in decreased demand for our services and a corresponding decrease in our revenues.

We must maintain and enhance the reliability and speed of our information technology systems to remain competitive and effectively handle higher volumes of freight through our network and the various service modes we offer. If our information technology systems are unable to manage additional volume for our operations as our business grows, or if such systems are not suited to manage the various service modes we offer, our service levels and operating efficiency could decline. In addition, if we fail to hire and retain qualified personnel to implement, protect, and maintain our information technology systems or if we fail to upgrade our systems to meet our customers’ demands, our business and results of operations could be harmed. This could result in a loss of customers or a decline in the volume of freight we receive from customers.

A failure of our information technology infrastructure or a breach of our information security systems, networks or processes may materially adversely affect our business.

The efficient operation of our business depends on our information technology systems. We rely on our information technology systems to effectively manage our sales and marketing, accounting and financial and legal and compliance functions, communications, supply chain, order entry, and fulfillment and other business processes. We also rely on third parties and virtualized infrastructure to operate and support our information technology systems. Despite testing, external and internal risks, such as malware, code anomalies, “Acts of God,” data leakage, and human error pose a direct threat to the stability or effectiveness of our information technology systems and operations. The failure of our information technology systems to perform as we anticipate has in the past, and could in the future, adversely affect our business through transaction errors, billing and invoicing errors, internal recordkeeping and reporting errors, processing inefficiencies and loss of sales, receivables collection and customers, in each case, which could result in harm to our reputation and have an ongoing adverse impact on our business, results of operations and financial condition, including after the underlying failures have been remedied.

We have been, and in the future may be, subject to cybersecurity attacks and other intentional hacking. Any failure to identify and address such defects or errors or prevent a cyber-attack could result in service interruptions, operational difficulties, loss of revenues or market share, liability to our customers or others, the diversion of corporate resources, injury to our reputation and increased service and maintenance costs. On May 30, 2018, we became aware of unauthorized access into our information technology systems, and on July 2, 2018, we became aware of additional unauthorized access, each as a result of a phishing campaign attack upon our employees. After an investigation conducted by third party forensic investigators, we discovered a significant breach and loss of information regarding a substantial portion of our ICs and employees, including, but not limited to, their names, addresses, Social Security numbers, financial account information, medical information, insurance information, and other types of identifying or sensitive information. On November 7, 2018, we were sued in a class action in the United States District Court for the Northern District of Illinois in connection with the foregoing cybersecurity attacks, alleging we failed to adequately safeguard and secure the identifying information of our employees and failed to provide timely notice as to how and when sensitive information regarding our employees had been given to unknown persons. We have referred this claim to our cybersecurity insurance provider and have obtained counsel to defend us in this suit. While we do not expect our exposure under this matter to be material, we cannot guarantee that this matter will not have a material adverse effect on our liquidity, financial condition, and results of operations.

On other occasions, we have experienced other phishing attacks, social engineering and wire fraud affecting our employees and suppliers, which has resulted in leakage of personally identifiable information and loss of funds. Addressing such issues could prove to be impossible or very costly and responding to resulting claims or liability could similarly involve substantial cost. In addition, recently, there has also been heightened regulatory and enforcement focus on data protection in the United States and abroad, and failure to comply with applicable U.S. or foreign data protection regulations or other data protection standards may expose us to litigation, fines, sanctions or other penalties, which could harm our reputation and adversely impact our business, results of operations and financial condition.

We have invested and continue to invest in technology security initiatives, employee trainings, information technology risk management and disaster recovery plans. The development and maintenance of these measures is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become increasingly more sophisticated. Despite our efforts, we are not fully insulated from data breaches, technology disruptions or data loss, which could adversely impact our competitiveness and results of operations.

Our reliance on ICs to provide transportation services to our customers could impact our operations and ability to expand.

Our transportation services are conducted in part by ICs, who are generally responsible for paying for their own equipment, fuel, and other operating costs. Our ICs are responsible for providing the tractors and generally the trailers they use related to our business. Certain factors such as increases in fuel costs, insurance costs and the cost of new and used tractors, reduced financing sources available to ICs for the purchase of equipment, or the impact of CSA and hours-of-service rules could create a difficult operating environment for ICs. Turnover and bankruptcy among ICs in the over-the-road freight sector often limit the pool of qualified ICs and increase the competition among carriers for their services. If we are required to increase the amounts paid to ICs in order to obtain their services, our results of operations could be adversely affected to the extent increased expenses are not offset by higher freight rates. Additionally, our agreements with our ICs are terminable by either party upon short notice and without penalty. Consequently, we regularly need to recruit qualified ICs to replace those who have left our pool. If we are unable to retain our existing ICs or recruit new ICs, our results of operations and ability to expand our business could be adversely affected.

Our third-party carriers must meet our needs and expectations, and those of our customers, and their inability to do so could adversely affect our results of operations.

Our business depends to a large extent on our ability to provide consistent, high quality, technology-enabled transportation and logistics solutions. We generally do not own or control the transportation assets that deliver our customers’ freight, and we generally do not employ the people directly involved in delivering the freight. We rely on third parties to provide less-than-truckload, truckload and intermodal brokerage, and domestic and international air services and to report certain information to us, including information relating to delivery status and freight claims. This reliance could cause delays in providing our customers with timely delivery of freight and important service data, as well as in the financial reporting of certain events, including recognizing revenue and recording claims. Carrier bankruptcy may also disrupt our business by delaying movement of the cargo, creating an inability to get access to equipment, and increasing our rates. If we are unable to secure sufficient transportation services to meet our customer commitments, or if any of the third parties we rely on do not meet our needs or expectations, or those of our customers, our results of operations could be adversely affected, and our customers could switch to our competitors temporarily or permanently.

If our ICs are deemed to be employees, our business and results of operations could be adversely affected.

We are a defendant in various purported class-action lawsuits alleging violations of various labor laws. We are a defendant in a number of purported class-action lawsuits alleging violations of various California labor laws and one purported class-action lawsuit alleging violations of the Illinois Wage Payment and Collection Act. Additionally, the California Division of Labor Standards and Enforcement has brought administrative actions against us alleging that we violated various California labor laws. In 2017 and 2018, we reached settlement agreements on a number of these labor related lawsuits and administrative actions. As of December 31, 2017, and December 31, 2016, we recorded a reserve for settlements, litigation, and defense costs related to these labor matters and post-acquisition disputes of approximately $13.2 million and $10.4 million, respectively, which are recorded in accrued expenses and other current liabilities.

In addition, tax and other regulatory authorities have in the past sought to assert that independent contractors in the trucking industry are employees rather than independent contractors. There can be no assurance that these authorities will not successfully assert this position against us or that tax and other laws that currently consider these persons ICs will not change. If our ICs are determined to be our employees, we would incur additional exposure under federal and state tax, workers’ compensation, unemployment benefits, labor, employment, and tort laws, including for prior periods, as well as potential liability for employee benefits, tax withholdings, and penalties and interest. Our business model relies on the fact that our ICs are independent contractors and not deemed to be our employees, and exposure to any of the above factors could have an adverse effect on our business and results of operations.

California continues to present potential reclassification exposure to our Company’s operations in that state, especially in light of the recent California Supreme Court decision in Dynamix Operations West, Inc. v. Lee, which found that the defendant’s independent contractors were properly classified as employees using the ABC test. Under the ABC test, a worker is presumed to be an employee unless the business proves that (A) the worker is free from the control and direction of the hirer in connection with the performance of the work, both under the contract for the performance of such work and in fact; (B) the worker performs work that is outside the usual course of the hiring entity’s business; and (C) the worker is customarily engaged in an independently established trade, occupation, or business of the same nature as the work performed for the hiring entity. However, as noted by the Court in Dynamix, any reclassification analysis under the ABC test is subject to the unique facts of each case and thus does not necessarily mean that our contractors in California would be reclassified as employees under California law.

If California interprets individual owner-operators to be in the same business as motor carriers, the individual owner-operators under lease to our companies would be considered employees for purposes of claims governed by wage order number 9, including minimum wage, overtime, meal and rest breaks, and wage statements. We have approximately 300 non-employee drivers in California that may be impacted by this interpretation.

Our financial results may be adversely impacted by potential future changes in accounting practices.

Future changes in accounting standards or practices, and related legal and regulatory interpretations of those changes, may adversely impact public companies in general, the transportation industry, or our operations specifically. New accounting standards or requirements could change the way we record revenues, expenses, assets, and/or liabilities or could be costly to implement. These types of regulations could have a negative impact on our financial position, liquidity, results of operations, and/or access to capital.

Seasonal sales fluctuations and weather conditions could have an adverse impact on our results of operations.

The transportation industry is subject to seasonal sales fluctuations as shipments are generally lower during and after the winter holiday season. The productivity of our carriers historically decreases during the winter season because companies have the tendency to reduce their shipments during that time and inclement weather can impede operations. At the same time, our operating expenses could increase because harsh weather can lead to increased accident frequency rates and increased claims, as well as reduced commodity production (i.e. poultry, beef, fruit, produce). These commodities and other products we transport are also subject to disease, crop failure, reduction in production quantities or adjustments to automotive model changeovers. Any of the fluctuations could have an adverse effect on our revenues. If we were to experience lower-than-expected revenue during any such period, our expenses may not be offset, which could have an adverse impact on our results of operations.

Terrorist attacks, anti-terrorism measures, and war could have broad detrimental effects on our business operations.

As a result of the potential for terrorist attacks, federal, state, and municipal authorities have implemented and continue to follow various security measures, including checkpoints and travel restrictions on large trucks. Such measures may reduce the productivity of our ICs or increase the costs associated with their operations, which we could be forced to bear. For example, security measures imposed at bridges, tunnels, border crossings, and other points on key trucking routes may cause delays and increase the non-driving time of our ICs, which could have an adverse effect on our results of operations. War, risk of war, or a terrorist attack also may have an adverse effect on the economy. A decline in economic activity could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war also could impact our ability to raise capital. In addition, the insurance premiums charged for some or all of the coverage currently maintained by us could increase dramatically or such coverage could be unavailable in the future.

Our Ascent business derives a portion of its revenues from inventory management, the loss of which could have a negative impact on our financial condition, results of operations, and cash flows.

A portion of our Ascent business is involved with inventory and freight management for customers whose products are shipped to a limited number of big box retailers. Should these big box retailers change their supply chain practices and direct our customers to deliver product via another source, such change could have a negative impact on our Ascent business.

Our international operations subject us to operational and financial risks.

We provide transportation and logistics services to and from international locations and are, therefore, subject to risks of international business, including, but not limited to, the following:

•	changes in tariffs, trade restrictions, trade agreements, and taxations;

•	difficulties in managing or overseeing foreign operations and agents;

•	limitations on the repatriation of funds because of foreign exchange controls;

•	different liability standards; and

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intellectual property laws of countries which do not protect our rights in our intellectual property, including, but not limited to, our proprietary information systems, to the same extent as the laws of the United States.

We are also subject to compliance with the Foreign Corrupt Practices Act, or the FCPA, any sanctions administered or enforced by the Officer of Foreign Assets Control of the U.S. Department of Treasury, or OFAC, and applicable money laundering statutes, rules, and regulations. Failure to comply with the FCPA, OFAC sanctions, money laundering statutes, and local regulations in the conduct of our international business operations may result in legal claims against us.

The occurrence or consequences of any of these factors may restrict our ability to operate in the affected region and/or decrease the profitability of our operations in that region.

As we expand our business in foreign countries, we will be exposed to increased risk of loss from foreign currency fluctuations and exchange controls as well as longer accounts receivable payment cycles. We have limited control over these risks, and if we do not correctly anticipate changes in international economic and political conditions, we may not alter our business practices in time to avoid adverse effects.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from achieving our growth objectives.

We may in the future be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, due to general economic conditions, our capital structure, any operations difficulties which we may face, and other factors, and our failure to raise capital when needed could harm our business. Additional equity financing may dilute the interests of our stockholders, and debt financing, if available, may involve restrictive covenants and could reduce our profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Our total assets include goodwill, intangibles and other long-lived assets. If we determine that these items have become impaired in the future, our earnings could be adversely affected.

As of December 31, 2017, we had recorded goodwill of $264.8 million and other intangible assets, net of accumulated amortization, of $49.6 million. Goodwill represents the excess of purchase price over the estimated fair value assigned to the net tangible and identifiable intangible assets of a business acquired. Goodwill is evaluated for impairment annually or more frequently, if indicators of impairment exist. If the impairment evaluations for goodwill indicate the carrying amount exceeds the estimated fair value, an impairment loss is recognized in an amount equal to that excess. Our annual impairment evaluations of goodwill are performed at least annually as of July 1 and periodically if indicators of impairment are present.

We changed our segment reporting effective January 1, 2018 when we integrated our truckload brokerage business into the Ascent domestic freight management business. In connection with the change in segments, the Company conducted an impairment analysis as of January 1, 2018 and determined there was no impairment. The Company conducted its annual goodwill impairment analysis for each of its four reporting units as of July 1, 2018 and determined that the fair values of the TES, Domestic and International Logistics, and Warehousing & Consolidation reporting units exceeded their respective carrying values by 5.1%, 12.8%, and 112.2%, respectively; thus no impairment was indicated for these reporting units.

The sale of our wholly owned subsidiary Unitrans, Inc., or Unitrans, which was included in the Ascent reporting unit, resulted in an incremental impairment analysis on the remaining net assets of the Ascent reporting unit. We evaluated the remaining carrying value of the Ascent reporting unit and compared it to the fair value of the remaining businesses in the Ascent reporting unit. As a result of this evaluation, we determined the carrying value exceeded the fair value and recorded a $4.4 million impairment charge in the third quarter of 2017.

As a result of the first step of our goodwill impairment analysis as of July 1, 2016, we determined that the fair value of the Ascent reporting unit exceeded its carrying value by 8.4%; thus, no impairment was indicated for this reporting unit. However, resulting from a combination of the weakened environment, the inability to meet forecast results, and the lower share price, we determined that the fair value of the TES, LTL, and Warehousing & Consolidation reporting units were less than their respective carrying values, requiring us to perform the second step of the goodwill impairment analysis for our TES, LTL, and Warehousing & Consolidation reporting units. We completed the second step of the goodwill impairment analysis for our TES, LTL, and Warehousing & Consolidation reporting units and recorded in the third quarter of 2016 non-cash goodwill impairment charges of $132.4 million, $197.3 million, and $42.4 million for our TES, LTL, and Warehousing & Consolidation reporting units, respectively. No goodwill impairment charges were recorded in 2015.

In addition, throughout the year we may update our assumptions used in the calculation of the fair value of each reporting unit. Changes to our forecasts or the discount rate and/or growth rate assumptions based on current market conditions could affect the fair value of the reporting units and result in an indication of impairment for one or more of our reporting units. If we determine that our goodwill and intangible assets in any reporting units have become impaired in the future, our results of operations could be adversely affected.

If we are unable to expand the number of our sales representatives, or if a significant number of our existing sales representatives leave us, our ability to increase our revenue could be negatively impacted.

Our ability to expand our business will depend, in part, on our ability to attract additional sales representatives and brokerage agents. Competition for qualified sales representatives can be intense, and we may be unable to attract such persons. Any difficulties we experience in expanding the number of our sales representatives could have a negative impact on our ability to expand our customer base, increase our revenue, and continue our growth.

In addition, we must retain our current sales representatives and properly incentivize them to obtain new customers and maintain existing customer relationships. If a significant number of our sales representatives leave us, our revenue could be negatively impacted. A significant increase in the turnover rate among our current sales representatives could also increase our recruiting costs and decrease our operating efficiency.

Changes in our relationships with our significant customers, including the loss or reduction in business from one or more of them, could have an adverse impact on us.

We had one direct customer that accounted for approximately 12% of our 2017 and 2016 revenue. Our contractual relationships with customers generally are terminable at will by the customers on short notice and do not require the customer to provide any minimum commitment. Our customers could choose to divert all or a portion of their business with us to one of our competitors, demand rate reductions for our services, require us to assume greater liability that increases our costs, or develop their own logistics capabilities. Failure to retain our existing customers or enter into relationships with new customers could materially impact the growth in our business and the ability to meet our current and long-term financial forecasts.

The market value of our common stock may fluctuate or decline and could be substantially affected by various factors.

The price of our common stock on the NYSE constantly changes and has recently experienced a general decline. We expect that the market price of our common stock will continue to fluctuate or may decline further. Our share price may fluctuate or decline as a result of a variety of factors, many of which are beyond our control. These factors include, among others:

•	actual or anticipated variations in earnings, financial or operating performance, or liquidity;

•	changes in analysts’ recommendations or projections;

•	failure to meet analysts’ projections;

•	general economic and capital market conditions;

•	announcements of developments related to our business;

•	operating and stock performance of other companies deemed to be peers;

•	actions by government regulators;

•	news reports of trends, concerns, and other issues related to us or our industry, including changes in regulations; and

•	other factors described in this “Risk Factors” section.

Our common stock price may fluctuate or decline significantly in the future, and these changes may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price of our common stock may not be indicative of future market prices.

The NYSE could commence procedures to delist our common stock, in which case the market price of our shares might decline and become more volatile and our stockholders’ ability to trade in our stock could be adversely affected.

The continued listing of our common stock on the NYSE is subject to our compliance with a number of quantitative listing standards, including market capitalization criteria and price per share criteria. On October 4,

2018, we received notice from the NYSE that we were not in compliance with respect to the applicable listing standard set forth in Section 802.01B of the NYSE Listed Company Manual, or Section 802.01B, because our average global market capitalization over a consecutive 30 trading-day period was less than $50,000,000, and at the same time stockholders’ investment was less than $50,000,000. We timely notified the NYSE that we will submit a plan within 45 calendar days from receipt of the notice, advising the NYSE of definitive action we are taking that will bring the Company into compliance with Section 802.01B within 18 months from receipt of the notice. We timely submitted our plan to the NYSE and our plan is currently under review. There can be no guarantee that the NYSE will accept the plan or that we will regain compliance within the 18-month cure period. If the NYSE does not accept the plan or we are unable to regain compliance within the 18-month cure period, we will be subject to suspension and delisting procedures.

On October 12, 2018, we received an additional notice from the NYSE that we were not in compliance with respect to the listing standard set forth in Section 802.01C of the NYSE Listed Company Manual, or Section 802.01C, because the average closing price of our common stock over the previous 30 consecutive trading-day period had fallen below $1.00 per share. We timely notified the NYSE that we intend to cure the deficiency and regain compliance with Section 802.01C within the 6-month cure period. There can be no guarantee that we will be able to regain compliance with the 6-month cure period. If we do not regain compliance with Section 802.01C, we will be subject to suspension and delisting procedures.

In addition to the above continued listing standards, if our average global market capitalization over any consecutive 30 trading-day period is less than $15 million, the NYSE may promptly initiate procedures to suspend and delist our common stock from trading on the NYSE. As of December 24, 2018, our global market capitalization was approximately $20.0 million.

If our common stock were delisted, there could be no assurance whether or when it would again be listed for trading on NYSE or any other exchange. A delisting of our common stock could negatively impact us by, among other things: reducing the liquidity and market price and increasing the volatility of our common stock, which may adversely affect the ability of stockholders to trade in our common stock; reducing the number of investors, including institutional investors, willing to hold or acquire our common stock, including institutions whose charters do not allow them to hold securities in unlisted companies, which might sell our shares, perhaps very promptly, which could negatively impact our ability to raise equity financing and have a further adverse effect on the price of our stock; decreasing the amount of news and analyst coverage of us; limiting our ability to issue additional securities, obtain additional financing or pursue strategic restructuring, refinancing or other transactions; impairing our ability to provide equity incentives to our employees; and impacting our reputation and, as a consequence, our ability to attract new business.

In addition, if our common stock were delisted and we were unable to get our common stock listed for trading within one year, a Triggering Event (as defined in the Certificates of Designations for our Preferred Stock) would occur and, among other things, the dividend rate on certain series of our Preferred Stock would increase by 3.0%. See Note 6 “Preferred Stock” to the audited consolidated financial statements incorporated herein by reference for further information. However, if we redeem all of the preferred stock pursuant to the proposed rights offering, this would no longer be a concern.

Elliott may exercise influence over us, including through their ability to nominate and elect up to two members of our board of directors.

Although the holders of our preferred stock will generally not be entitled to vote on any matters submitted to a vote of our stockholders, so long as any shares of our preferred stock are outstanding, we may not take certain actions without the prior approval of the holders of shares of our preferred stock representing a majority of the aggregate liquidation value of all of the shares of preferred stock, referred to as the Preferred Requisite Vote, voting as a separate class, including, among other matters:

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amending, altering, repealing, or otherwise modifying any provision of our certificate of incorporation, certificate of designations or bylaws in a manner that would alter or change the terms or the powers, preferences, rights, or privileges of our preferred stock;

•	declaring, paying, or setting aside for payment any dividends or distributions upon any junior securities;

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repurchasing, redeeming, or otherwise acquiring any junior securities or parity securities (other than for certain ordinary course purposes) for any consideration or paying any moneys or making any moneys available for a sinking fund for the redemption of any shares of such junior securities or parity securities;

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authorizing, creating, increasing the authorized amount of, or issuing any class or series of senior securities or parity securities, including any securities convertible into, or exchangeable or exercisable for, any senior securities or parity securities;

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amending, restating, supplementing, modifying, or replacing any debt agreement or other financing agreement which would restrict the minimum cash dividend payments contemplated by the Certificates of Designations for the Preferred Stock; or

•	subject to various exceptions, incurring any indebtedness.

Elliott may have interests that diverge from, or even conflict with, those of our other stockholders. For example, Elliott and its affiliates may have an interest in directly or indirectly pursuing acquisitions, divestitures, financings, or other transactions that, in their judgment, could enhance their other equity investments, even though such transactions might involve risks to us. Elliott and its affiliates are in the business of making or advising on investments in companies, including businesses that may directly or indirectly compete with certain portions of our business. They may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

In addition, the terms of the 2017 Investment Agreement grant Elliott certain rights to designate directors to serve on our board of directors. For so long as (x) any shares of our Series B Preferred Stock or Series C Preferred Stock are issued and outstanding and (y) Elliott holds shares of Preferred Stock collectively representing a majority of the liquidation value of the Preferred Stock, the holders of our Preferred Stock have the exclusive right, acting with the Preferred Requisite Vote, to nominate and elect two (2) individuals selected by the holders of Preferred Stock, or to require that our board of directors fill two (2) vacancies in the board of directors with individuals selected by the holders of our Preferred Stock, to serve as, respectively, a Class II director and a Class III director of our Company, the Preferred Stock Directors. Following the redemption of all shares of our Series B Preferred Stock and Series C Preferred Stock, and until such time as all shares of Series D Preferred Stock are redeemed, for so long as Elliott holds at least 5.0% of the equity value of our Company, the holders of Preferred Stock have the exclusive right acting with the Preferred Requisite Vote, to (i) nominate and elect one (1) Preferred Stock Director, and (ii) designate one (1) individual to act as an observer to our board of directors. Until such time as all shares of Series B Preferred Stock has been redeemed, we will, upon the request of the holders of Preferred Stock, acting with the Preferred Requisite Vote, cause each of our Compensation Committee and Nominating and Corporate Governance Committee to include one Preferred Stock Director, in each case, to the extent permitted under applicable requirements of the NYSE or applicable law.

In addition, in the event of any Triggering Event (as defined in the Certificates of Designations for our Preferred Stock), subject to applicable rules of the NYSE, including, without limitation, independent director requirements, the number of directors constituting our board of directors will be increased such that the number of vacancies on our board of directors resulting from such increase, the Triggering Event Vacancies, together with the Preferred Stock Directors (to the extent then serving on our board of directors), constitutes a majority of the board of directors. The holders of Preferred Stock will have the right, acting with the Preferred Requisite Vote, to nominate and elect individuals selected by the holders of Preferred Stock to fill such Triggering Event Vacancies and thereby serve as directors of our Company, or to require our board of directors to act to fill such Triggering Event Vacancies with individuals selected by such holders of Preferred Stock, to serve as directors of our Company, and the size of our board of directors will be increased as needed. Each such director so elected is referred to as a Triggering Event Director. When a Triggering Event is no longer continuing, then the right of the holders of Preferred Stock to elect the Triggering Event Directors will cease, the terms of office of the Triggering Event Directors will immediately terminate, and the number of directors constituting our board of directors will be reduced accordingly.

While the 2017 Investment Agreement and Elliott’s related director designation and other governance rights would terminate when all of the preferred stock is redeemed, we negotiated certain other governance provisions with Elliott, which stockholders recently approved. See “Recent Developments—Meeting of our Stockholders”. In addition, Elliott will continue to be able to appoint directors commensurate with its ownership of our common stock. In the event the proposed rights offering is consummated, Elliott’s influence over the Company will likely increase.

Our Preferred Stock has rights, preferences, and privileges that are not held by, and are preferential to, the rights of our common stockholders, which could adversely affect our liquidity and financial condition, and may result in the interests of Elliott differing from those of our common stockholders.

As the holder of certain series of our Preferred Stock, Elliott has the right to receive a liquidation preference entitling it to be paid out of our assets available for distribution to stockholders before any payment may be made to holders of our common stock. In addition, dividends on certain series of our Preferred Stock accrue and are cumulative as a percentage of the liquidation value of such series of Preferred Stock. The holders of our Preferred Stock also have certain redemption rights, including upon certain change in control events involving us, which, if exercised, could require us to repurchase all of the outstanding shares of Preferred Stock at 100% or more of the stated value of the shares, plus all accrued but unpaid dividends. See Note 6 “Preferred Stock” to the audited consolidated financial statements incorporated herein by reference for further information.

These dividend and redemption obligations could impact our liquidity and reduce the amount of cash flows available for working capital, capital expenditures, growth opportunities, acquisitions, and other general corporate purposes. Our obligations to the holders of our Preferred Stock could also limit our ability to obtain additional financing or increase our borrowing costs, which could have an adverse effect on our financial condition. The preferential rights could also result in divergent interests between Elliott and the holders of our common stock.

Our current principal stockholders continue to have significant influence over us, and they could delay or deter a change in control or other business combination or otherwise cause us to take action with which you might not agree.

Investment funds affiliated with HCI Equity Partners, the selling stockholders named in this prospectus, together owned approximately 20.3% of our outstanding common stock as of November 6, 2018. In addition, as of November 6, 2018, Elliott owned approximately 9.6% of our outstanding common stock and, as described above, the terms of the 2017 Investment Agreement grant Elliott certain rights to designate directors to serve on our board of directors.

As a result, these stockholders will have significant influence over the election of our board of directors and our decision to enter into any corporate transaction and may have the ability to delay or deter any transaction that requires the approval of stockholders, regardless of whether or not other stockholders believe that such a transaction is in their own best interests. Such concentration of voting power could have the effect of delaying or deterring a change in control or other business combination that might otherwise be beneficial to our stockholders or could limit the price that some investors might be willing to pay in the future for shares of our common stock. The interests of these stockholders may not always coincide with our interests as a Company or the interests of our other stockholders.

Provisions in our certificate of incorporation, our bylaws, and Delaware law could make it more difficult for a third party to acquire us, discourage a takeover, and adversely affect existing stockholders.

Our certificate of incorporation, our bylaws, and the Delaware General Corporation Law contain provisions that may make it more difficult or delay attempts by others to obtain control of our Company, even when these attempts may be in the best interests of our stockholders. Our certificate of incorporation also authorizes our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. On May 2, 2017, we issued shares of our preferred stock to affiliates of Elliott pursuant to the 2017 Investment Agreement. See Note 6 “Preferred Stock” to the audited consolidated financial statements incorporated herein by reference for further information. On March 1 and April 24, 2018, we issued additional shares of our preferred stock to affiliates of Elliott pursuant to the 2018 Investment Agreement. See Note 16 “Subsequent Events” to the audited consolidated financial statements incorporated herein by reference for further information. In addition, our certificate of incorporation provides for our board to be divided into three classes, serving staggered terms. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. Delaware law also imposes conditions on the voting of “control shares” and on certain business combination transactions with “interested stockholders.”

These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests. Further, our stockholders approved the Corporate Governance Proposals at the 2018 annual meeting held on December 19, 2018. Such provisions could make it more difficult for a third party to acquire us, discourage a takeover, and could adversely affect existing stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information set forth in this prospectus and incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical fact, included or incorporated into this prospectus regarding our strategy, prospects, plans, objectives, future operations, future revenue and earnings, projected margins and expenses, markets for our services, potential acquisitions or strategic alliances, financial position, and liquidity and anticipated cash needs and availability are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or the negatives thereof are intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. These forward-looking statements represent our current reasonable expectations and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, and achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including, but not limited to, those described in the section entitled “Risk Factors” in this prospectus, and the following:

•	the effects of significant liability claims and the cost of maintaining our insurance;

•	the effects of increased premium costs;

•	the cost of compliance with and the effects of governmental and environmental regulations;

•	fluctuations in the levels of capacity in the over-the-road freight sector;

•	our ability to successfully execute our acquisition strategy;

•	our ability to integrate our acquired companies;

•	our international operations;

•	our ability to service our debt obligations;

•	fluctuations in the price or availability of fuel;

•	general economic, political, and other risks that are out of our control, including any prolonged delay in a recovery of the U.S. over-the-road freight sector;

•	the competitive nature of the transportation industry;

•	our reliance on our executive officers and key personnel;

•	our reliance on ICs to provide transportation services to our customers;

•	the ability of our carriers to meet our needs and expectations, and those of our customers;

•	our ability to maintain, enhance, or protect our proprietary technology systems;

•	the effects of any breaches of our information security systems, including any litigation related thereto;

•	the outcome of pending securities litigation and related investigations by the DOJ and the SEC;

•	our ability to regain compliance with certain NYSE listing standards pertaining to minimum market capitalization and stock price;

•	seasonal fluctuations in our business;

•	our ability to attract and retain sales representatives;

•	the volatility of the market price of our common stock;

•	certain provisions in our charter documents that could discourage potential acquisitions or delay, deter, or prevent a change in control;

•	the broad discretion of our management in allocating the remaining net cash proceeds from the proposed rights offering retained for general corporate purposes;

•	the significant influence over our Company by our principal stockholders; and

•	other risks and uncertainties described from time to time in our reports filed with the SEC, which are incorporated by reference.

We urge you to consider these factors and to review carefully the section captioned “Risk Factors” in this prospectus for a more complete discussion of the risks associated with an investment in our common stock. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in or incorporated by reference into this prospectus are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

We will not receive any cash proceeds from the offer and sale from time to time by the selling stockholders of any of the shares of common stock that have been registered pursuant to this prospectus. The selling stockholders will receive all of the net proceeds from any such offer and sale.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations, and capital requirements, as well as other factors deemed relevant by our board of directors. Our current ABL Facility prohibits us from paying dividends on our common stock unless certain payment conditions are satisfied. The 2017 Investment Agreement we have entered into with Elliott prohibits us from paying dividends on our common stock without the consent of Elliott.

In fiscal 2017, we paid Elliott a total of $15.2 million in cash dividends on its preferred stock. In fiscal 2018, we have not paid any cash dividends on our preferred stock. Pursuant to the documentation governing the shares of our preferred stock, at each preferred stock dividend payment date, we have the option to pay the accrued dividends in cash or to defer them. Deferred dividends accrue dividend expense consistent with the underlying shares of preferred stock. We intend to use the net proceeds received from the exercise of the rights and the backstop commitment to, among other things, pay in cash all accrued and unpaid dividends on the outstanding shares of our preferred stock, other than dividends accrued after November 30, 2018 (which Elliott has agreed to waive if the rights offering is consummated on or prior to January 31, 2019).

SELLING STOCKHOLDERS

The selling stockholders named below may offer or sell from time to time pursuant to this prospectus up to an aggregate of 7,801,625 shares of common stock. The table below describes, as of November 6, 2018, each selling stockholder’s beneficial ownership of shares of our common stock (i) according to the information available to us as of the date of this prospectus and (ii) assuming each selling stockholder has sold all such shares of common stock pursuant to this prospectus.

Scott D. Rued served as the chairman of our board of directors from March 2010 through April 16, 2018. Mr. Rued has been a Managing Partner of HCI Equity Partners, L.L.C., an affiliate of the selling stockholders, from 2003 to September 2018.

Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock that will be held by the selling stockholders upon termination of any particular offering or sale. See “Plan of Distribution.” For the purposes of the table below, we assume that each selling stockholder will sell all of its shares of our common stock covered by this prospectus. When we refer to the selling stockholders in this prospectus, we mean the entities listed in the table below, as well as their pledgees, donees, assignees, transferees and successors in interest.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, held by such person that are currently exercisable or will become exercisable within 60 days, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Each of the selling stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. Beneficial ownership is based on 38,515,600 shares of our common stock outstanding as of November 6, 2018.

Information concerning the selling stockholders may change from time to time. Any changes to the information provided below will be set forth in a prospectus supplement if and when necessary.

	Shares Beneficially Owned Prior to the Offering		Shares Offered for Sale	Shares Beneficially Owned after the Offering(2)
Name of Selling Stockholder	Number	Percent		Number	Percent
Thayer Equity Investors V, L.P.(1)	6,369,930	16.5	6,369,930	—	*
TC Roadrunner Dawes Holdings, L.L.C.(1)	13,345	*	13,345	—	*
TC Sargent Holdings, L.L.C.(1)	13,392	*	13,392	—	*
HCI Equity Partners III, L.P. (f/k/a Thayer | Hidden Creek Partners II, L.P.)(1)	1,384,882	3.6	1,384,882	—	*
HCI Co-Investors III, L.P. (f/k/a THC Co-Investors II, L.P.)(1)	20,076	*	20,076	—	*

*	Less than one percent
(1)

The selling stockholders are affiliates and referred to collectively as the HCI Entities. Represents shares of our common stock held by Thayer Equity Investors V, L.P. (“Thayer”), HCI Equity Partners III, L.P. (formerly known as Thayer | Hidden Creek Partners II, L.P.) (“Partners III”), HCI Co-Investors III, L.P. (formerly known as THC Co-Investors II, L.P.) (“Co-Investors III”), TC Sargent Holdings, L.L.C. (“TC

Sargent”), TC Roadrunner-Dawes Holdings, L.L.C. (“TC Roadrunner”), HC Equity Partners V, L.L.C. (“HC Equity”), TC Co-Investors V, L.L.C. (“Co-Investors”), HCI Equity Management, L.P. (“HCI”), HCI Management III, L.P. (“HCI Management III”) and HCI Equity Partners, L.L.C. (“HCI Equity Partners”) (collectively, the “HCI Entities”). Thayer and HC Equity may be deemed to have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 6,369,930 shares, Partners III may be deemed to have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,384,882 shares, Co-Investors III may be deemed to have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 20,076 shares, TC Sargent may be deemed to have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 13,392 shares, TC Roadrunner may be deemed to have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 13,345 shares, Co-Investors and HCI may be deemed to have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 26,737 shares, HCI Management III may be deemed to have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,404,958 shares, and HCI Equity Partners may be deemed to have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 7,801,625 shares. The address of each of the HCI Entities is c/o HCI Equity Partners, 1730 Pennsylvania Avenue, N.W., Suite 525, Washington, D.C. 20006.
(2)	Assumes the sale by the selling stockholders of all shares of common stock registered pursuant to this prospectus.

Registration Rights Agreement

We entered into a registration rights agreement on May 2, 2017 with Elliott and the selling stockholders, collectively, the registration rights holders. The agreement provides that, upon the request of a registration rights holder, we will register under the Securities Act of 1933, as amended, or the Securities Act, the shares of our common stock held by such registration rights holder for sale in accordance with its intended method of disposition, and will take other actions as are necessary to permit the sale of the shares in various jurisdictions. In addition, the agreement provides piggyback registration rights to the registration rights holders in the event it proposes to register any of its equity securities under the Securities Act. Most fees, costs, and expenses of underwritten registrations will be borne by us, other than underwriting discounts and selling commissions, which will be borne by the registration rights holders in connection with the sale of their shares. Our obligation to register the shares and take other actions is subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered, and the duration of these rights. As a condition to the closing of the transactions contemplated by the Standby Purchase Agreement, including the backstop commitment, we intend to enter into an amended and restated registration rights agreement to provide Elliott and the selling stockholders with additional registration rights, including, unlimited registration rights on Form S-1.

We have agreed that the terms of the current registration rights agreement will apply to the registration of the shares being sold by the selling stockholders pursuant to this prospectus.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	in ordinary brokers’ transactions and transactions in which the broker solicits purchases;

•	on the New York Stock Exchange, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•

in a block trade (which may involve crosses) in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in underwritten transactions;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions;

•	any combination of the foregoing; and

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of the shares to its members, partners or equityholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or equityholders would thereby receive freely tradeable shares pursuant to the distribution through a registration statement except as otherwise prohibited by law. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the shares acquired in the distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to bear all of the expenses incurred in connection with the registration of the shares to be sold by the selling stockholders; provided, that the selling stockholders will pay all underwriting discounts, or commissions or agent’s commissions, if any, in connection with the sale of their shares. We have agreed to indemnify the selling stockholders, their respective officers, directors, agents, employees and control persons against certain liabilities, including liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders may be entitled to contribution. We, our respective directors, officers, and control persons, may be indemnified by the selling stockholders against liabilities that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the registration rights agreement, or we or they may be entitled to contribution.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP.

EXPERTS

The consolidated financial statements as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, incorporated by reference in this prospectus from the Company’s Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-227428), have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference. The effectiveness of Roadrunner Transportation Systems, Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, have also been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference in this prospectus in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements, and other information with the SEC. We also filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a website maintained by the SEC located at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus. Information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.

This prospectus incorporates by reference the documents filed by us with the SEC listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the effectiveness of the registration statement.

We incorporate by reference the following documents filed by us with the SEC, other than any portion of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on June 20, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on June 28, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 7, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on November 7, 2018;

•

our Current Reports on Form 8-K filed with the SEC on January 31, 2018 and dated January 30, 2018; February 5, 2018; March 8, 2018; March 16, 2018; Form 8-K/A filed with the SEC on April 9, 2018; April 20, 2018; April 25, 2018; July 11, 2018; July 19, 2018; August 6, 2018; September 20, 2018; October 9, 2018; October 18, 2018; November 9, 2018; December 6, 2018, December 20, 2018 and December 27, 2018;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on November 13, 2018;

•

our consolidated financial statements contained in Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-227428), together with the notes thereto and the auditor’s report thereon, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations section and Description of Business section, which was filed with the SEC on December 10, 2018; and

•

the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on May 5, 2010, including any amendments or reports filed for the purpose of updating such description.

The documents incorporated by reference into this prospectus are also available on our corporate website at www.rrts.com under the “For Investors” tab. The information contained on our website or that can be accessed through our website is not part of, and is not incorporated by reference into, this prospectus, and you should not consider it part of this prospectus. You may also request a copy of these filings at no cost, by writing or telephoning us as follows:

Roadrunner Transportation Systems, Inc.

Attention: Corporate Secretary

1431 Opus Place, Suite 530

Downers Grove, Illinois 60515

(414) 615-1500

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement is contained in this prospectus or modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus, except as so modified or superseded.

Up to 7,801,625 Shares

Common Stock

Prospectus

                    , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by Roadrunner Transportation Systems, Inc., the registrant, in connection with the sale of the securities being registered hereby. All of such expenses are being borne by the registrant, except any underwriting discounts or commissions or agent’s commissions. With the exception of the SEC Registration Fee, the amounts set forth below are estimates.

Amount to be Paid
SEC Registration Fee	$491.69
Printing Expenses	10,000
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	5,000
Miscellaneous	5,000

Total	$40,491.69

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law, the DGCL, provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The second amended and restated certificate of incorporation, the certificate of incorporation, and third amended and restated bylaws, the bylaws, of the registrant provide in effect that, subject to certain limited exceptions, the registrant may indemnify its directors and officers to the extent authorized and permitted by the DGCL. The directors and officers of the registrant are insured under policies of insurance maintained by the registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the registrant has entered into contracts with certain of its directors and officers providing for indemnification of such persons by the registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

The certificate of incorporation of the registrant provides that, to the fullest extent permitted by the DGCL, a director shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 15.	Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities that were not registered under the Securities Act:

On May 1, 2017, Roadrunner Transportation Systems, Inc., or the Company, entered into the 2017 Investment Agreement, the 2017 Investment Agreement, with Elliott Associates, L.P. and Brockdale Investments LP, collectively, the Purchasers, pursuant to which we agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase from us, for an aggregate purchase price of $540,500,100.00, (a) 155,000 shares of a newly created class of preferred stock designated as Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, the Series B Preferred Stock, at a purchase price of $1,000 per share; (b) 55,000 shares of a newly created class of preferred stock designated as Series C Cumulative Redeemable Participating Preferred Stock, par value $0.01 per share, of the Company, the Series C Preferred Stock at a purchase price of $1,000 per share; (c) 100 shares of a newly created class of preferred stock designated as Series D Cumulative Redeemable Participating Preferred Stock, par value $0.01 per share, of the Company, the Series D Preferred Stock, at a purchase price of $1.00 per share; (d) 90,000 shares of a newly created class of preferred stock designated as Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, the Series E Preferred Stock, at a purchase price of $1,000 per share; and (e) 240,500 shares of a newly created class of preferred stock designated as Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, the Series F Preferred Stock, at a purchase price of $1,000 per share. The Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, the Series E Preferred Stock, and Series F Preferred Stock are collectively referred to as the Preferred Stock. The parties consummated the transactions described above on May 2, 2017 (the “Closing Date”). The proceeds of the sale of the Preferred Stock were used to pay off and terminate the Company’s senior credit facility and to provide working capital to support the Company’s current operations and future growth.

In connection with the issuance of the Preferred Stock pursuant to the 2017 Investment Agreement, on May 2, 2017, the Company and the Purchasers entered into a Warrant Agreement, pursuant to which the Company issued to the Purchasers eight year warrants, the Warrants, to purchase an aggregate of 379,572 shares of Common Stock, at an exercise price of $0.01 per share.

The issuance and sale of the shares of Preferred Stock and the issuance of the Warrants by the Company to the Purchasers were made in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act.

On January 30, 2018, we entered into a $52.5 million standby equity commitment agreement with the Purchasers for the potential issuance of additional shares of the Series E Preferred Stock. The registrant was required to pay a $1 million commitment fee to the Purchasers. The first $17.5 million of the Series E Preferred Stock will be issued at $1,000 per share, the second $17.5 million will be issued at $960 per share, and the third $17.5 million will be issued at $920 per share. On March 1, 2018, we entered into an Investment Agreement, the 2018 Investment Agreement, with the Purchasers, pursuant to which we agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase from the Company, on the terms and subject to the conditions set forth in the 2018 Investment Agreement, from time to time until July 30, 2018, an aggregate of up to 54,750 shares of a newly created class of preferred stock designated as Series E-1 Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, the Series E-1 Preferred Stock, at a purchase price of $1,000 per share for the first 17,500 shares of Series E-1 Preferred Stock, $960 per share for the next 18,228 shares of Series E-1 Preferred Stock, and $920 per share for the final 19,022 shares of Series E-1 Preferred Stock. On March 1, 2018, the parties held an initial closing pursuant to which the Company issued and sold to the Purchasers, and the Purchasers purchased from the Company, 17,500 shares of Series E-1 Preferred Stock for an aggregate purchase price of $17,500,000. The proceeds of the sale of such shares of Series E-1 Preferred Stock will be used to provide working capital to support the Company’s current operations and future growth. The issuance and sale of the shares of Series E-1 Preferred Stock by the Company to the Purchasers was made in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act.

On April 24, 2018, the Company and the Purchasers held a closing pursuant to the 2018 Investment Agreement, pursuant to which the Company issued and sold to the Purchasers, and the Purchasers purchased from the Company, 18,228 shares of the Company’s Series E-1 Preferred Stock, at a purchase price of $960 per share, for a total purchase price of $17,498,880. The proceeds of the sale of such shares of Series E-1 Preferred Stock will be used to provide working capital to support the Company’s current operations and future growth and to repay a portion of the indebtedness under our ABL Facility as required by the credit agreement governing that facility.

The issuance and sale of the shares of Series E-1 Preferred Stock by the Company to the Purchasers was made in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act. Each of the Purchasers represented to the Company that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that the shares of Series E-1 Preferred Stock are being acquired for investment purposes and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the certificates evidencing the shares of Series E-1 Preferred Stock.

On August 3, 2018, we entered into Amendment No. 1 to Investment Agreement and Termination of Equity Commitment Letter, the 2018 Investment Agreement Amendment, by and among the Company and the Purchasers, pursuant to which, among other things, (i) the Company and the Purchasers agreed to extend the termination date under the 2018 Investment Agreement from July 30, 2018 to November 30, 2018; and (ii) the Company and the Purchasers agreed to terminate that certain letter agreement, dated January 30, 2018, by and among the Company and the Purchasers. As a result, pursuant to the 2018 Investment Agreement, as amended by the 2018 Investment Agreement Amendment, the Company may issue and sell to the Purchasers, and the Purchasers may purchase from the Company, on the terms and subject to the conditions set forth in the 2018 Investment Agreement (as amended), from time to time until November 30, 2018, the remaining 19,022 shares of the Company’s Series E-1 Preferred Stock, at a purchase price of $920 per share.

On September 19, 2018, we entered into Amendment No. 2 to Investment Agreement, or Amendment No. 2 to Investment Agreement, by and among the Company and the Purchasers, pursuant to which the Company and the Purchasers agreed to further extend the termination date under the 2018 Investment Agreement from November 30, 2018 to January 1, 2019. As a result, pursuant to the Investment Agreement, as amended by Amendment No. 2 to Investment Agreement, the Company may issue and sell to the Purchasers, and the Purchasers may purchase from the Company, on the terms and subject to the conditions set forth in the Investment Agreement (as amended), from time to time until January 1, 2019, the remaining 19,022 shares of the Company’s Series E-1 Preferred Stock at a purchase price of $920 per share.

On November 8, 2018, the Company entered into Amendment No. 3 to Investment Agreement, or Amendment No. 3 to Investment Agreement, by and among the Company and the Purchasers. Pursuant to Amendment No. 3 to Investment Agreement, the Investment Agreement was further amended as follows: (i) the date of the commencement of the right of the Company or the Purchasers to terminate the Investment Agreement as described in Section 5.16(a)(2) of the Investment Agreement was extended from January 1, 2019 to February 1, 2019; and (ii) Section 5.16(b) of the Investment Agreement was amended to provide that, if the Investment Agreement was not already terminated pursuant to Section 5.16(a) of the Investment Agreement, the Investment Agreement will automatically terminate upon the consummation of the proposed rights offering. As a result, pursuant to the Investment Agreement, as amended by Amendment No. 3 to Investment Agreement, if the Investment Agreement has not been terminated pursuant to Section 5.16(a)(1), Section 5.16(a)(3), Section 5.16(a)(4) or Section 5.16(b) of the Investment Agreement, the Purchasers may purchase from the Company, on the terms and subject to the conditions set forth in the Investment Agreement (as amended), from time to time until February 1, 2019, the remaining 19,022 shares of the Company’s Series E-1 Preferred Stock at a purchase price of $920 per share.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The list of exhibits in the “Exhibit Index” at the end of this registration statement (immediately preceding the signature page of this registration statement) is incorporated by reference herein.

(b)	Financial Statement Schedules.

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto incorporated by reference herein.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(d) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Exhibit

2.1	Agreement and Plan of Merger, dated as of August 8, 2014, by and among the Registrant, Project Falcon Merger Corp., Active Aero Group Holdings, Inc. and Project Laser Holdings, LLC, as the Representative(1)

2.2	Stock Purchase Agreement, dated August 16, 2017, by and among QIC Intermediate Holdings, Inc., Unitrans, Inc. and Ascent Global Logistics Holdings, Inc.(2)

3.1	Amended and Restated Certificate of Incorporation(3)

3.2	Second Amended and Restated Bylaws(3)

3.3	Certificate of Designations, Preferences and Rights of Series B Cumulative Redeemable Preferred Stock(4)

3.4	Certificate of Designations, Preferences and Rights of Series C Cumulative Redeemable Participating Preferred Stock(4)

3.5	Certificate of Designations, Preferences and Rights of Series D Cumulative Redeemable Participating Preferred Stock(4)

3.6	Certificate of Designations, Preferences and Rights of Series E Cumulative Redeemable Preferred Stock(4)

3.7	Certificate of Designations, Preferences and Rights of Series F Cumulative Redeemable Preferred Stock(4)

3.8	Certificate of Designations, Preferences and Rights of Series E-1 Cumulative Redeemable Preferred Stock(5)

4.1	Second Amended and Restated Stockholders’ Agreement, dated as of March 14, 2007, by and among the Registrant and the stockholders named therein(6)

4.2	Warrant Agreement, dated May 2, 2017, between the Registrant, Elliott Associates, L.P., and Brockdale Investments LP(4)

4.3	Stockholders’ Agreement, dated May 2, 2017, between the Registrant, Elliott Associates, L.P., and Brockdale Investments LP(4)

4.3(A)	Amendment No. 1 to Stockholders’ Agreement, dated March 1, 2018, between the Registrant, Elliott Associates, L.P., and Brockdale Investments LP.(5)

4.4	Registration Rights Agreement, dated May 2, 2017, between the Registrant, Elliott Associates, L.P., Brockdale Investments LP, Thayer Equity Investors V, L.P., TC Roadrunner-Dawes Holdings, L.L.C., TC Sargent Holdings, L.L.C., HCI Equity Partners III, L.P., and HCI Co-Investors III, L.P.(4)

5.1+	Opinion of Greenberg Traurig, LLP

10.1	Equity Commitment Agreement, dated January 30, 2018, between the Registrant, Elliott Associates, L.P., and Brockdale Investments LP(7)

10.14*	2010 Incentive Compensation Plan(3)

10.15*	Form of Indemnification Agreement(3)

10.20*	Form of Restricted Stock Unit Agreement(8)

10.26*	Form of Performance Restricted Stock Unit Agreement(9)

10.28	Sixth Amended and Restated Credit Agreement, dated September 24, 2015, among the Registrant, U.S. Bank National Association, a national banking association, the Lenders (as defined therein) and the other parties thereto(10)

10.28(A)	Consent, Waiver and First Amendment to Sixth Amended and Restated Credit Agreement(11)

10.28(B)	Waiver, dated November 14, 2016, among the Registrant, U.S. Bank National Association, a national banking association, the Lenders (as defined therein) and the other parties thereto(12)

Exhibit Number	Exhibit

10.30*	Form of Stock Option Agreement(13)

10.31	Forbearance Agreement and Second Amendment to Sixth Amended and Restated Credit Agreement, effective as of February 27, 2017, by and among the Registrant, the lenders party to the Credit Agreement and U.S. Bank National Association, one of the lenders and as administrative agent for the lenders(14)

10.32	Forbearance Agreement and Third Amendment to Sixth Amended and Restated Credit Agreement, effective as of March 31, 2017, by and among Roadrunner Transportation Systems, Inc., the lenders party to the Credit Agreement and U.S. Bank National Association, one of the lenders and as administrative agent for the lenders(15)

10.33	Credit Agreement, dated July 21, 2017, among the Registrant, BMO Harris Bank N.A., the Lenders (as defined therein) and the other parties thereto(16)

10.33(A)	First Amendment to Credit Agreement, dated December 15, 2017, among the Registrant, BMO Bank N.A., the Lenders (as defined therein) and the other parties thereto(17)

10.33(B)	Second Amendment to Credit Agreement, dated January 30, 2018, among the Registrant, BMO Bank N.A., the Lenders (as defined therein) and the other parties thereto(18)

10.33(C)	Third Amendment to Credit Agreement, dated March 14, 2018, among the Registrant, BMO Harris Bank N.A., the Lenders (as defined therein) and the other parties thereto(19)

10.33(D)	Fourth Amendment to Credit Agreement, dated August 3, 2018, among the Registrant, BMO Harris Bank N.A., the Lenders (as defined therein) and the other parties thereto(20)

10.33(E)	Fifth Amendment and Waiver to Credit Agreement, dated September 19, 2018, among Roadrunner Transportation Systems, Inc., BMO Harris Bank N.A., the Lenders (as defined therein) and the other parties thereto(21)

10.33(F)	Sixth Amendment and Waiver to Credit Agreement, dated November 8, 2018, among Roadrunner Transportation Systems, Inc., BMO Harris Bank N.A., the Lenders (as defined therein) and the other parties thereto(22)

10.35	Investment Agreement, dated March 1, 2018, between the Registrant, Elliott Associates, L.P., and Brockdale Investments LP(4)

10.35(A)	Amendment No. 1 to Investment Agreement and Termination of Equity Commitment Letter, dated August 3, 2018, by and among the Registrant, Elliott Associates, L.P., and Brockdale Investments LP(20)

10.35(B)	Amendment No. 2 to Investment Agreement dated as of September 19, 2018, by and among Roadrunner Transportation Systems, Inc., Elliott Associates, L.P., and Brockdale Investments LP(21)

10.35(C)	Amendment No. 3 to Investment Agreement, dated as of September 19, 2018, by and among Roadrunner Transportation Systems, Inc., Elliott Associates, L.P., and Brockdale Investments LP(22)

10.36*	Second Amended and Restated Employment Agreement, dated as of April 30, 2017, between the Registrant and Curt Stoelting(23)

10.37*	Second Amended and Restated Employment Agreement, dated as of April 30, 2017, between the Registrant and Mike Gettle(23)

10.38*	Employment Agreement, dated May 22, 2017, between the Registrant and Terry Rogers(23)

10.39*	Separation Agreement, dated June 15, 2017, between the Registrant and Grant Crawford(23)

10.40*	Employment Letter, dated December 21, 2016, between the Registrant and Scott Cousins(23)

10.41*	Employment Agreement, dated as of July 31, 2017, between the Registrant and Frank L. Hurst(24)

10.42*	Employment Agreement, dated as of October 4, 2017, between the Registrant and Craig Paulson(24)

Exhibit Number	Exhibit

10.43*	Management Retention Agreement, dated July 9, 2018, between the Registrant and Curtis W. Stoelting(25)

10.44*	Management Retention Agreement, dated July 9, 2018, between the Registrant and Michael L. Gettle(25)

10.45*	Management Retention Agreement, dated July 9, 2018, between the Registrant and Terence R. Rogers(25)

10.46*	Management Retention Agreement, dated July 9, 2018, between the Registrant and Scott B. Cousins(25)

10.47*	Supplemental Pay Agreement, dated July 18, 2018, between the Registrant and Terence R. Rogers(26)

10.48	Standby Purchase Agreement, dated as of November 8, 2018, by and among Roadrunner Transportation Systems, Inc., Elliott Associates, L.P., and Elliott International, L.P.(22)

10.49	Employment Agreement, dated as of December 3, 2018, by and between Roadrunner Transportation Systems, Inc. and Michael Rapken(27)

21.1	List of Subsidiaries(22)

23.1+	Consent of Deloitte & Touche LLP

23.2+	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

24.1+	Power of Attorney (included on the signature page of this registration statement)

(1)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on August 11, 2014.
(2)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on August 21, 2017.
(3)	Incorporated by reference to the registrant’s Registration Statement on Form S-1 (Registration No. 333-152504) as filed with the SEC on May 7, 2010.
(4)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on May 4, 2017.
(5)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on March 8, 2018.
(6)	Incorporated by reference to the registrant’s Registration Statement on Form S-1 (Registration No. 333-152504) as filed with the SEC on September 11, 2008.
(7)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on January 31, 2018.
(8)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on March 7, 2011.
(9)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on February 24, 2015.
(10)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on September 28, 2015.
(11)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on June 23, 2016.
(12)	Incorporated by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on November 17, 2016.
(13)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q as filed with the SEC on May 10, 2016.
(14)	Incorporated by reference to the registrant’s Form 8-K which was filed with the SEC on March 6, 2017.

(15)	Incorporated by reference to the registrant’s Form 8-K which was filed with the SEC on April 3, 2017.
(16)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on July 27, 2017.
(17)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on December 18, 2017.
(18)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on February 5, 2018.
(19)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on March 16, 2018.
(20)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on August 6, 2018.
(21)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on September 20, 2018.
(22)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on November 9, 2018.
(23)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 as filed with the SEC on March 30, 2018.
(24)	Incorporated by reference to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as filed with the SEC on June 20, 2018.
(25)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2018.
(26)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on July 19, 2018.
(27)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on December 6, 2018.

*	Indicates management contract or compensation plan or agreement.
+	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Downers Grove, Illinois, on the 27th day of December, 2018.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By:	/s/ Curtis W. Stoelting
Name:	Curtis W. Stoelting
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Curtis W. Stoelting, Michael L. Gettle, and Terence R. Rogers, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Curtis W. Stoelting Curtis W. Stoelting	Chief Executive Officer and Director (Principal Executive Officer)	December 27, 2018

/s/ Terence R. Rogers Terence R. Rogers	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 27, 2018

/s/ Michael L. Gettle Michael L. Gettle	President, Chief Operating Officer, and Director	December 27, 2018

/s/ James D. Staley James D. Staley	Chairman of the Board	December 27, 2018

/s/ Scott L. Dobak Scott L. Dobak	Director	December 27, 2018

/s/ Christopher L. Doerr Christopher L. Doerr	Director	December 27, 2018

/s/ John G. Kennedy, III John G. Kennedy, III	Director	December 27, 2018

S-1

Signature	Title	Date

/s/ Ralph W. Kittle III Ralph W. Kittle III	Director	December 27, 2018

/s/ Brian C. Murray Brian C. Murray	Director	December 27, 2018

/s/ William S. Urkiel William S. Urkiel	Director	December 27, 2018

/s/ Michael P. Ward Michael P. Ward	Director	December 27, 2018

S-2